UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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USG CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRINCIPAL STOCKHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE IN 2010
2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2006 OPTION EXERCISES AND STOCK VESTED TABLE
2006 PENSION BENEFITS TABLE
NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2006 DIRECTOR COMPENSATION TABLE
AUDIT COMMITTEE REPORT
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
ADDITIONAL INFORMATION
DEADLINE FOR STOCKHOLDER PROPOSALS
USG Corporation Audit Committee Pre-Approval Policy

USG Corporation 550 West Adams Street Chicago, Illinois 60661

Founded in 1902

March 30, 2007

Dear Fellow Stockholder:

It is a pleasure to invite you to the USG Corporation annual meeting of stockholders. The meeting will be held at 9:00 a.m., Chicago time, on Wednesday, May 9, 2007 at our new corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676. The attached Notice of Annual Meeting and Proxy Statement explain all items scheduled for a vote by stockholders at the meeting.

It is important that your shares be represented at the annual meeting, whether or not you plan to attend the meeting. Please vote your shares using the enclosed proxy form if you are a registered stockholder or the voting instruction form provided by your broker, bank or other nominee if your shares are held through an institution. It is not necessary for you to return your proxy form or voting instruction form by mail if you vote by Internet or telephone.

If you are a registered stockholder and plan to attend the annual meeting, please mark that space on the enclosed proxy form to let us know your plans. You will be required to present the detachable top portion of the proxy form to gain admission to the meeting. If you hold shares through a broker, bank or other nominee, you will be required to present a current statement from that institution reflecting your ownership of shares of our stock or the non-voting portion of the voting instruction form you receive from that institution.

Please vote your shares as soon as possible. This is your annual meeting, and your participation is important.

Sincerely,

William C. Foote
Chairman of the Board
and Chief Executive Officer

USG CORPORATION
550 West Adams Street
Chicago, Illinois 60661-3676

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

The USG Corporation 2007 annual meeting of stockholders will be held at our new corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676 on Wednesday, May 9, 2007 at 9:00 a.m., Chicago time, for the following purposes:

1. to elect four directors for a three-year term;

2. to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as independent registered public accountants for the fiscal year ending December 31, 2007; and

3. to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Pursuant to our By-laws, any matter to be presented for consideration at the meeting must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement.

Only stockholders of record at the close of business on March 12, 2007 will be entitled to vote at the annual meeting.

By order of the Board of Directors,

Ellis A. Regenbogen
Corporate Secretary

March 30, 2007

YOUR VOTE IS IMPORTANT
Please vote your shares promptly by using the Internet, the telephone or by signing, dating and returning the enclosed proxy or voting instruction form.

USG Corporation
550 West Adams Street
Chicago, Illinois 60661-3676

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors for use at our annual meeting of stockholders to be held on Wednesday, May 9, 2007 in accordance with the accompanying notice. This proxy statement and the accompanying proxy are first being mailed to our stockholders on or about March 30, 2007.

Q:  What is a Proxy Statement?

A:	A proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares. We are required to deliver this proxy statement to you under rules of the Securities and Exchange Commission in connection with our solicitation of your proxy.

Q:  Who is entitled to vote at the Annual Meeting?

A:	All record holders of our common stock at the close of business on our record date of March 12, 2007 are entitled to vote their shares at the annual meeting. On that date, there were 89,865,616 shares of our common stock issued and outstanding and entitled to vote. Each share is entitled to one vote on each matter presented at the annual meeting. The shares of common stock are our only securities entitled to vote at the annual meeting.

Q:  How do I vote?

A:	We have both “stockholders of record,” or “registered stockholders,” and “street name” stockholders. If your shares are registered in your name with Computershare Investor Services LLC, our transfer agent, you are a “stockholder of record” or “registered stockholder.” You are a “stockholder of record,” for example, if you hold a certificate for your shares or you own shares through our direct stock purchase plan. If your shares are held in the name of a broker, bank or other nominee, you are a “street name” holder.

If you are a “stockholder of record,” you have three alternative ways to vote in addition to attending the annual meeting in person:

•	Using the Internet, by following the instructions on your proxy form;

•	By telephone, using the telephone number printed on the proxy form; or

•	By mail, using the enclosed proxy card and return envelope

If you hold your shares in “street name,” your broker, bank or other nominee will provide you with materials and instructions for voting your shares. If you are a “street name” holder and you wish to vote your shares at the annual meeting, you must obtain a proxy from your broker, bank, or other nominee giving you the right to vote your shares at the meeting. If you own share units through the USG Corporation Investment Plan, or Investment Plan, and you are also a stockholder of record, your proxy form will allow you to designate the manner in which you want both the shares registered in your name and the shares represented by your Investment Plan units voted at the annual meeting. If you own share units through the Investment Plan, but you do not own any shares of our common stock as a “stockholder of record,” you will receive a proxy voting form from Computershare that will contain instructions for you to follow to designate the manner in which you want the shares represented by those share units voted at the annual meeting.

The Northern Trust Company, as trustee of the Investment Plan, held of record 241,225 shares of our common stock on the record date. The Trustee intends to vote those shares in accordance with instructions given by Plan participants. Unallocated shares and shares for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares for which instructions are received, unless otherwise required by law. Investment Plan participants may revoke previously submitted voting instructions by filing with Computershare Document Services, Attn: Proxy Unit, 7600 South Grant Street, Burr Ridge, IL 60527, the Trustee’s tabulating agent, either a written notice of revocation or a properly completed and signed proxy form bearing a later date.

Q:  What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. We are asking you to give your proxy to our Proxy Committee, comprised of our Chairman and Chief Executive Officer and our Corporate Secretary. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting.

If you sign and return your proxy form, but do not include specific instructions on how to vote your shares, in accordance with the recommendation of the Board of Directors, the Proxy Committee will vote your shares in the following manner:

•	For the election of the Board’s nominees for director; and

•	For ratification of the appointment of Deloitte Touche LLP as our independent registered public accountants for 2007.

Q:  What happens if other matters are presented at the Annual Meeting?

A:	If other matters are properly presented at the annual meeting, the Proxy Committee will have discretion to vote your shares for you on those matters in accordance with its best judgment if you have properly signed and returned your proxy form. However, we have not received timely notice from any stockholder of any other matter to be presented at the annual meeting.

Q:  What are my choices when voting?

A:	You may cast your vote in favor of electing one or more of the nominees for director or to withhold authority to vote on one or more of the nominees. You may cast your vote for or against, or you may abstain from voting your shares on, each other proposal.

Q:  What if I submit a proxy and later change my mind?

A:	If you have given your proxy and wish to revoke it and change your vote, you may do so by giving written notice to our Corporate Secretary, submitting another proxy bearing a later date by any of the permitted means or casting a ballot in person at the annual meeting. “Street name” holders who want to revoke or change their votes after returning voting instructions to their broker, bank or other nominee must contact that institution to effect the revocation or change.

Q:  What vote is required to approve each matter?

A:	Assuming a quorum is present at the annual meeting, each of the matters specified in the notice of the annual meeting requires the affirmative vote of a majority of the shares actually voted at the meeting in person or by proxy.

Q:  What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of our common stock is present or represented by proxy at the annual meeting. A quorum is required to conduct the annual meeting.

Q:  How are “broker non-votes” and abstentions treated?

A:	“Broker non-votes” occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners and do not have discretionary authority to vote on the matter under the rules of the New York Stock Exchange. Those rules allow nominees, to vote in their discretion on “routine” matters, such as the election of directors and the ratification of the appointment of independent registered accountants, even if they do not receive voting instructions from the “street name holder”. On non-routine matters, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive instructions regarding a non-routine matter results in a broker non-vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the annual meeting, but because they are not votes they will not affect the outcome of the vote on any matter presented at the annual meeting.

Abstentions are counted for purposes of determining whether a quorum is present, but they are not treated as votes cast. Accordingly, they do not affect the election of directors or any of the other matters specified in the notice of the annual meeting.

Q:  What if I receive more than one proxy form?

A:	Receiving more than one proxy form means your shares are registered in two or more accounts. Please sign and return all proxy forms, or vote each account by Internet or telephone, promptly so that all of your shares are voted at the annual meeting. “Street-name” holders should contact their broker, bank or other nominee with any questions regarding the receipt of multiple voting instruction forms.

Q:  Who will count the vote?

A:	A representative or representatives of Computershare will count the votes and serve as Inspector of Election. The Inspector of Election will be present at the annual meeting.

Q:  Who pays the cost of this solicitation?

A:	USG is paying the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to “street name” holders. In addition, we have retained Georgeson Inc., 17 State Street, New York, New York 10004, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For those services, we will pay Georgeson Inc. a fee of $6,000, plus reasonable out-of-pocket expenses.

Q:  What if I have a question regarding my shares or my mailing address?

A:	If you are a registered stockholder, please contact Computershare Investor Services directly at the address shown on your proxy form. If you are a “street name” holder, please contact your broker, bank or other nominee directly.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of 5% or more of our common stock on the record date. This information is based upon statements on Schedule 13D or 13G filed by those persons with the Securities and Exchange Commission or information otherwise available to us.

Name and Address	Amount of
of Beneficial Owner	Beneficial Ownership	Percent of Class

Berkshire Hathaway Inc.(a) 1440 Kiewit Plaza Omaha, NE 68131	17,072,192	19.00
Gebr. Knauf Verwaltungsgellschaft KG(b) Am Bahnhof 7 97346 Iphofen Federal Republic of Germany	8,601,756	9.57
David E. Shaw D.E. Shaw & Co., L.P.(c) 120 West 45th Street Tower 45 — 39th Floor New York, NY 10036	5,491,909	6.10
FMR Corp.(d) 82 Devonshire Street Boston, MA 02109	6,600,057	7.35

(a)	Berkshire Hathaway Inc., a Delaware corporation, with Warren E. Buffett, an individual who reported he may be deemed to control Berkshire Hathaway Inc., OBH, Inc., a Delaware corporation, and National Indemnity Company, a Nebraska insurance corporation, have shared voting and dispositive power with respect to all such shares.

(b)	Gebr. Knauf Verwaltungsgellschaft KG, a limited partnership organized under the laws of Germany, has sole voting and dispositive power with respect to all such shares.

(c)	David E. Shaw does not own any shares directly. By virtue of his position as President and sole shareholder of D.E. Shaw & Co., Inc., the general partner of D.E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of D.E. Shaw Valence Portfolios, L.L.C., the managing member of D.E. Shaw Valance, L.L.C. and the investment adviser of D.E. Shaw Laminar Portfolios, L.L.C. and D.E. Shaw Synoptic Portfolios 2, L.L.C., and by virtue of his position as President and sole shareholder of D.E. Shaw & Co. II, Inc., the managing member of D.E. Shaw & Co., L.L.C. which in turn is the managing member of D.E. Shaw Laminar Portfolios, L.L.C. and D.E. Shaw Synoptic Portfolios 2, L.L.C., David E. Shaw and D.E. Shaw & Co., L.P. may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 5,491,909 shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of those shares. David E. Shaw disclaims beneficial ownership of those shares. D.E. Shaw & Co., L.L.C has the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 5,231,562 shares and D.E. Shaw Laminar Portfolios, L.L.C has such shared power with respect to 5,231,538 shares.

(d)	Fidelity Low Priced Stock Fund owns 6,600,000 shares. Edward C. Johnson 3d, Chairman of FMR Corp. and FMR Corp., through its control of its wholly-owned subsidiary Fidelity Management & Research Company, a registered investment adviser for the Fund, and the Fund each have sole power to dispose or direct the disposition of the 6,600,000 shares owned by the Fund. The Fund’s Board of Trustees has sole voting power with respect to the 6,600,000 shares. Strategic Advisers, Inc., an investment adviser and wholly-owned subsidiary of FMR Corp., beneficially owns 57 shares which are deemed to be beneficially owned by FMR Corp.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of 13 directors divided into three classes. Two classes have four members and one has five members. Each class is elected for a three-year term. One class of four directors will be elected at the annual meeting. The other two classes will be elected in 2008 and 2009.

The four director candidates nominated by the Board for election at the annual meeting are identified below. If any of those nominees becomes unavailable prior to the annual meeting, the Board will reduce the size of the Board to eliminate that position, nominate a candidate in place of the unavailable nominee, in which case all shares represented by proxies received by the Board will be voted for election of the substitute nominee, unless authority to vote for all candidates nominated by the Board is withheld, or leave the position vacant until a later date.

Director Independence

The listing standards of the New York Stock Exchange, or NYSE, require that a majority of our directors be independent and that all members of our Audit Committee, Compensation and Organization Committee and Governance Committee be independent. Our Corporate Governance Guidelines provide that, as a matter of policy, at least 80% of our directors should be independent in accordance with the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

Under the NYSE listing standards, a director is considered independent only if the Board “affirmatively determines that the director has no material relationship with . . . [us] (either directly or as a partner, stockholder or officer of an organization that has a relationship with . . . [us]).” A director is not independent if the director does not meet certain standards specifically set out in the NYSE listing standards.

The independence standards in our Corporate Governance Guidelines provide that if a director (or any entity of which he or she is as a director, officer or holder of 10% or more of the outstanding ownership interest) and we have any relationship that accounts for more than 1% of our or the other entity’s annual revenue and/or expenses, or a 5% ownership interest by one in the other, that director will not be independent. Members of legal, accounting or auditing firms providing services to us are also not independent under our By-laws.

Using the standards for determining the independence of its members described above, and based upon information provided by each of our directors and the recommendation of the Governance Committee of our Board of Directors, the Board has determined that each of our directors, except Mr. Foote, our Chairman and Chief Executive Officer, is independent as defined by the NYSE listing standards, our By-laws and our Corporate Governance Guidelines.

In making this determination, the board considered the following transactions, relationships and arrangements involving the directors identified below that are not otherwise required to be disclosed in this proxy statement under the Securities and Exchange Commission’s rules:

•	W. Douglas Ford is a director of a corporation from which we purchased materials used in our manufacturing processes;

•	David W. Fox’s son is an executive with a global financial services firm that has provided investment and other banking services to us. Mr. Fox’s son was not directly involved in these matters and is not otherwise involved with our account;

•	Valerie B. Jarrett is a director of a company which provided consulting services to us and serves with Mr. Foote on the board of the Federal Reserve Bank of Chicago and the Museum of Science and Industry in Chicago;

•	Steven F. Leer is a director of a corporation from which we purchased services;

•	John B. Schwemm served on the board of directors of Walgreens Co. with Mr. Foote until his retirement from that board during 2006; and

•	Mr. Foote and several of our directors are members of the same business and social clubs in Chicago.

Director Nominees and Directors Continuing in Office

Set forth below is information regarding the nominees for election as directors and information regarding the current directors in each class continuing in office after the annual meeting. John B. Schwemm, who has been a director since May 1988 and whose term as a director expires in 2009, has announced his intention to retire as a director at the annual meeting.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR A THREE-YEAR TERM TO EXPIRE IN 2010

The Board of Directors recommends a vote FOR the election of all of the nominees for director.

LAWRENCE M. CRUTCHER, 64, is a member of the Board of Advisors of Veronis Suhler Stevenson, a private equity fund manager. Mr. Crutcher has been a director since May 1993. He is Chair of the Board’s Governance Committee and is a member of the Board’s Audit, Corporate Affairs and Finance Committees.

WILLIAM C. FOOTE, 55, is our Chairman and Chief Executive Officer. Mr. Foote is a director of Walgreens Co., Kohler Co., The Federal Reserve Bank of Chicago and the National Association of Manufacturers. He is a Trustee of the Museum of Science and Industry in Chicago, a life Trustee of Northwestern Memorial Health Care and a member of the Civic Committee of The Commercial Club and the Business Roundtable. Mr. Foote has been a director since March 1994.

STEVEN F. LEER, 54, is Chairman and Chief Executive Officer of Arch Coal, Inc., a coal producing company. Mr. Leer is a director of Norfolk Southern Corporation, the Western Business Roundtable and the Mineral Information Institute. He also is a director and past Chairman of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association. He is a delegate to the Coal Industry Advisory Board of the International Energy Agency and District Chairman of the New Horizons District, Greater St. Louis Area Roundtable and on the board of the National Association of Manufacturers and the Business Roundtable. Mr. Leer has been a director since June 2005 and is a member of the Board’s Finance and Governance Committees.

JUDITH A. SPRIESER, 53, is the former Chief Executive Officer of Transora, an information technology software and services company. Prior to founding Transora in 2000, she was Executive Vice President (formerly Chief Financial Officer) of Sara Lee Corporation. Ms. Sprieser is a director of Allstate Corporation, Intercontinentalexchange Inc., Reckitt-Benckiser PLC and Royal Ahold, N.V., and is a member of the Board of Trustee’s of Northwestern University. Ms. Sprieser has been a director since February 1994. She is Chair of the Board’s Finance Committee and is a member of its Audit, Compensation and Organization and Governance Committees

Directors Continuing in Office (Terms Expiring in 2008)

ROBERT L. BARNETT, 66, is the retired Executive Vice President of Motorola Corporation. He previously served as President and Chief Executive Officer, Commercial Governmental and Industrial Solutions Sector, and President, Land Mobile Products Sector of Motorola. Mr. Barnett is a director of Johnson Controls, Inc., Central Vermont Public Service Corporation, and a director and Treasurer of the Lincoln Foundation for Performance Excellence. He is a Senior Baldridge Examiner, a licensed professional engineer and a member of the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director since May 1990. He is Chair of the Board’s Audit Committee and is a member of its Corporate Affairs and Governance Committees and of the Governance Committee’s Nominating Subcommittee.

DAVID W. FOX, 75, is the retired Chairman and Chief Executive Officer of Northern Trust Corporation and The Northern Trust Company, a banking and financial services firm. Mr. Fox is a former director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee. He is a director of Miami Corporation, a Trustee of Equitable Advisors Trust and AXA Enterprises Funds Trust, a former Public Governor and past Chairman of the Chicago Stock Exchange, a director and past Chairman of Northwestern Memorial Hospital and a life trustee of the Adler Planetarium, The Orchestral Association and DePaul University. Mr. Fox has been a director of the Corporation since May 1987. He is a member of the Board’s Compensation and Organization, Finance and Governance Committees and of the Governance Committee’s Nominating Subcommittee.

VALERIE B. JARRETT, 50, is President and Chief Executive Officer, and previously was Managing Director and Executive Vice President, of The Habitat Company, a private residential developer and property manager. Ms. Jarrett is Chairman of the Board of the Chicago Stock Exchange, Inc. and CHX Holdings, Inc. She is also Vice Chairman of the University of Chicago Medical Center and the Executive Council of the Chicago Metropolis 2020. She is a director of Navigant Consulting, Inc., RREEF America, II, The Federal Reserve Bank of Chicago, The Joyce Foundation, the Local Initiative Support Corporation and The Metropolitan Planning Council. Ms. Jarrett is a Trustee of The University of Chicago, the Museum of Science and Industry and Window to the World Communications, Inc. Ms. Jarrett has been a director since August 1998. She is Chair of the Board’s Compensation and Organization Committee and is a member of its Corporate Affairs and Governance Committees and of the Governance Committee’s Nominating Subcommittee.

MARVIN E. LESSER, 65, is Managing Partner of Sigma Partners, L.P., a private investment partnership, and President of Alpina Management, LLC, an investment advisor. He is a director of Pioneer Companies, Inc., Golfsmith International Holdings, Inc. and the St. Moritz 2000 Fund, Ltd. Mr. Lesser has been a director since May 1993. He is a member of the Board’s Audit, Compensation and Organization, and Governance Committees and of the Governance Committee’s Nominating Subcommittee.

Directors Continuing in Office (Terms Expiring in 2009)

JOSE ARMARIO, 47, is President, Latin America of McDonald’s Corporation. He previously served as Senior Vice President and International Relationship Partner for McDonald’s Corporation and as director of Ronald McDonald House Charities in Latin America. Mr. Armario is a director of the International Advisory Board and President’s Council of the University of Miami. He also is a director of the Council of the Americas — New York and The Chicago Council of Global Affairs and is a board member of the Mexican Chamber of Commerce. Mr. Armario has been a director since January 2007 and is a member of the Board’s Governance Committee.

KEITH A. BROWN, 55, is President of Chimera Corporation, a private management holding company. He also is a director of Myers Industries, Inc. and a Trustee of Nova Southeastern University and the Burton D. Morgan Foundation. Mr. Brown has been a director of the Corporation since May 1993. He is a member of the Board’s Audit, Corporate Affairs, Finance and Governance Committees and chairs the Governance Committee’s Nominating Subcommittee.

JAMES C. COTTING, 73 is the retired Chairman and Chief Executive Officer of Navistar International Corporation, a truck and diesel engine manufacturing and financial services firm. Mr. Cotting has been a director since October 1987. He is a member of the Board’s Corporate Affairs, Finance and Governance Committees and of the Governance Committee’s Nominating Subcommittee.

W. DOUGLAS FORD, 63, is the retired Chief Executive, Refining & Marketing, of BP Amoco p.l.c. and Managing Director of BP p.l.c. He was Executive Vice President of its predecessor, Amoco Corporation. He is a director of Air Products and Chemicals, Inc. and Suncor Energy Inc. He also is a Trustee of the University of Notre Dame. Mr. Ford has been a director since November 1996. He is Chair of the Board’s Corporate Affairs Committee and is a member of its Compensation and Organization and Governance Committees and of the Governance Committee’s Nominating Subcommittee.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board held 11 meetings, and its committees held a total of 38 meetings, during 2006. Each director attended at least 75% of the Board meetings and 75% of the meetings of the Board committees on which he or she served.

Two executive sessions of the Board are required annually by our Corporate Governance Guidelines. One executive session was held in February 2006 and conducted by the Chair of the Compensation and Organization Committee to review Mr. Foote’s performance in 2005 and to consider his compensation for 2006. A second session was held in November 2006 and conducted by the Chair of the Governance Committee to review the results of the Board’s self evaluation process. Unscheduled executive sessions may be held at the request of one or more directors. The directors attending each executive session select a presiding director for that session.

Committees of the Board of Directors

The Board has five standing committees. They are the

•	Audit Committee,

•	Compensation and Organization Committee,

•	Corporate Affairs Committee,

•	Finance Committee, and

•	Governance Committee.

Each committee has a charter that requires its members to be “independent” as defined in the New York Stock Exchange listing standards and our By-laws and Corporate Governance Guidelines. The following table indicates the current members of each Board committee.

Compensation
and
Name	Audit		Organization		Corporate Affairs		Finance		Governance*

Jose Armario									x
Robert L. Barnett	x	**			x				x
Keith A. Brown	x				x		x		x
James C. Cotting					x		x		x
Lawrence M. Crutcher	x				x		x		x	**
W. Douglas Ford			x		x	**			x
David W. Fox			x				x		x
Valerie B. Jarrett			x	**	x				x
Steven F. Leer							x		x
Marvin E. Lesser	x		x						x
John B. Schwemm	x		x						x
Judith A. Sprieser	x		x				x	**	x

*	The Governance Committee has a Nominating Subcommittee that is charged with recommending to the Board nominees for election as directors. Only those members of the Governance Committee whose terms continue beyond the next annual meeting are eligible for membership on the Nominating Subcommittee. The current members of the Nominating Subcommittee are Messrs. Brown (chair), Barnett, Cotting, Ford, Fox, Lesser and Schwemm and Ms. Jarrett.

**	Chair

Audit Committee

The Audit Committee’s ongoing responsibilities include

•	assisting the Board in monitoring the integrity of our financial statements, our compliance with financial reporting and related legal and statutory requirements and the independence and performance of our internal and external auditors, and

•	selecting and employing, subject to ratification by our stockholders, a firm of independent registered public accountants to audit our books and accounts each year, which firm is ultimately accountable to the Audit Committee and the Board.

The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board has also determined that each member of the Audit Committee is independent as defined by the applicable New York Stock Exchange and Securities and Exchange Commission rules. The Audit committee met 11 times during 2006.

Compensation and Organization Committee

The Compensation and Organization Committee’s responsibilities include

•	reviewing and making recommendations to the Board regarding management organization, succession and development programs, and the election of Corporation officers,

•	reviewing and approving, or recommending for approval, officers’ salaries, incentive compensation and bonus awards,

•	making, itself or through a subcommittee, the decisions required by a committee of the Board under all equity compensation plans we have adopted, and

•	reporting to the Board changes in salary ranges for all major position categories and changes in our retirement, group insurance, investment, management incentive compensation and other benefit plans.

The Compensation and Organization Committee met 13 times during 2006.

Corporate Affairs Committee

The Corporate Affairs Committee’s responsibilities include

•	reviewing and recommending policies and programs important to our position with constituencies whose understanding and goodwill are necessary to our success, and

•	reporting to the Board periodically regarding our activities in fulfilling our social responsibilities and complying with public policy, including environmental compliance, employee safety and occupational health, equal employment opportunity, product safety, corporate contributions and our relationship to the communities in which we operate.

The Corporate Affairs Committee met four times during 2006.

Finance Committee

The Finance Committee’s responsibilities include

•	providing review and oversight of, and making recommendations to the Board regarding, financing requirements and programs, operating and capital expenditures budgets, relationships and communications with banks, other lenders and creditors and stockholders, dividend policy and acquisitions, divestitures and significant transactions affecting our capital structure and ownership,

•	reporting to the Board periodically regarding the funding and investment performance of our qualified retirement plans and authorizing necessary or desirable changes in actuarial assumptions for funding those retirement plans, and

•	considering any other matters as may periodically be referred to the Committee by the Board.

The Finance Committee met five times during 2006.

Governance Committee

The Governance Committee’s responsibilities include

•	making recommendations to the Board concerning the size and composition of the Board and its committees,

•	recommending nominees for election or reelection as directors,

•	considering other matters pertaining to Board membership, such as the compensation of non-employee directors, and

•	evaluating Board performance and assessing the adequacy of, and compliance with, our Corporate Governance Guidelines and Code of Business Conduct.

The Governance Committee met three times, and its Nominating Subcommittee met twice, during 2006.

Stockholder Nominee Recommendations and Criteria for Board Membership

The Nominating Subcommittee considers director nominee recommendations submitted by our stockholders. Director nominee recommendations from stockholders must be in writing and include a brief account of the nominee’s business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or organization of which the nominee is a director. Stockholder director nominee recommendations should be sent to the Nominating Subcommittee, USG Board of Directors, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. Recommendations may be submitted at any time, but will not be considered by the Nominating Subcommittee in connection with an annual meeting unless received on or before the date prior to the annual meeting determined as provided in our By-laws. The director nominee recommendation submission deadline for the 2008 annual meeting of stockholders is described under “Deadline for Stockholder Proposals” on page 39 of this proxy statement.

Our process for reviewing and selecting new director nominees involves seeking out candidates who possess the background, skills and expertise to make a significant contribution to the Board, USG and our stockholders. Desired qualities for our directors are described in our Corporate Governance Guidelines and include high-level leadership experience in business activities, ability and willingness to contribute special competencies to Board activities and personal attributes such as integrity, willingness to apply sound and independent business judgment and assume broad fiduciary responsibility and awareness of a director’s vital contribution to our corporate image, as well as any search criteria determined by the Governance Committee. Generally, to fill a vacancy or to add an additional director, the Nominating Subcommittee retains an executive search firm to assist in identifying and recruiting appropriate candidates. Any director candidate selected by this process is expected to meet with a number of directors, including the chair of the Nominating Subcommittee, prior to any decision to nominate the candidate for election to the Board. This process was used in selecting Mr. Armario to join the Board this year.

Communications with Directors

Stockholders and other interested parties may send communications to our directors as a group or individually by addressing them to the director or directors at USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, IL 60661-3676. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then forwarded to the intended director(s), if appropriate. Stockholders may meet directors before or after the annual meeting. As a matter of policy, all directors are expected to attend the annual meeting. All directors attended the 2006 annual meeting.

Corporate Governance

Our By-laws, Corporate Governance Guidelines and Code of Business Conduct, and the charter of each of our Board committees, are posted on our website www.usg.com. A printed copy of those documents is available upon written request from the Corporate Secretary, USG Corporation, 550 West Adams Street, Chicago, IL 60661-3676.

As described in more detail under “Certain Relationships and Related Transactions,” in January 2006, in connection with the rights offering we completed to finance a portion of the payments required by our plan of reorganization, we entered into an equity commitment agreement with Berkshire Hathaway Inc., our largest stockholder, to provide a backstop commitment with respect to the rights offering. In connection with that commitment, Berkshire Hathaway acquired 6,969,274 shares of our common stock. We also entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which it agreed to vote 469,274 of those shares and certain other shares it acquired or acquires subsequent to entering into the equity commitment agreement on all matters submitted to our stockholders, other than approval of a “poison pill,” in the same proportion as shares owned by all stockholders are voted. The shareholder’s agreement also includes restrictions on Berkshire Hathaway’s ownership of our common stock and acquisition proposals it may make.

In addition, we adopted a new stockholder rights plan that became effective on January 2, 2007. Under the plan, if any person acquires beneficial ownership of 15% or more of our voting stock, stockholders other than the 15% triggering stockholder will have the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder. The plan also provides that, during the seven-year standstill period under our shareholder’s agreement with Berkshire Hathaway, its (or certain of its affiliates) acquisition of shares of our common stock will not trigger the rights to the extent Berkshire Hathaway complies with the terms of the shareholder’s agreement and, following that seven-year standstill period, acquisitions of our common stock by any of them will not trigger the rights unless Berkshire Hathaway or its affiliates acquire beneficial ownership of more than 50% of our voting stock on a fully diluted basis.

The rights plan will expire on January 2, 2017. However, our Board of Directors has the power to accelerate or extend the expiration date of the rights. In addition, a Board committee comprised solely of independent directors will review the rights plan at least once every three years to determine whether to modify the plan in light of all relevant factors.

More information about, and copies of, the agreements referred to in this section and other related agreements are included in reports or statements we filed with the Securities and Exchange Commission on January 30, 2006, February 28, 2006 and December 21, 2006.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the record date regarding beneficial ownership of our common stock by each director and nominee for director, each executive officer named in the 2006 Summary Compensation Table and all directors, nominees and executive officers as a group, including any shares held by executive officers through the Investment Plan.

	Common Shares
	Beneficially Owned,	Option Shares	Deferred	Total Stock and
	Excluding Options	Exercisable Now or	Stock Units	Stock-Based
Name	(a)	Within 60 Days	(b)	Holdings	Percent of Class

Jose Armario	0	0	0	0	*
Robert L. Barnett	15,781	0	0	15,781	*
Edward M. Bosowski	27,000	0	0	27,000	*
Keith A. Brown (c)	282,175	0	0	282,175	*
James C. Cotting	6,008	0	5,032	11,040	*
Lawrence M. Crutcher	13,490	0	0	13,490	*
Stanley L. Ferguson	12,651	0	0	12,651	*
Richard H. Fleming	60,205	41,412	0	91,205	*
William C. Foote (d)	92,012	26,717	0	112,012	*
W. Douglas Ford (e)	9,340	0	623	9,963	*
David W. Fox	19,085	0	0	19,085	*
Valerie B. Jarrett	2,904	0	5,736	8,640	*
Steven F. Leer	2,529	0	0	2,529	*
Marvin E. Lesser	6,191	0	6,644	12,835	*
James S. Metcalf	10,430	0	0	10,430	*
John B. Schwemm	15,326	0	0	15,326	*
Judith A. Sprieser	7,225	0	0	7,225	*

All directors and executive officers as a group (28 persons), including those named above(f)	778,162	68,129	18,035	864,326	*

*	Less than one-percent

(a)	Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares shown in this column.

(b)	Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under our Stock Compensation Program for Non-Employee Directors described on page 37 of this proxy statement. The units increase and decrease in value in direct proportion to the market value of our common stock and are paid in cash following termination of Board service

(c)	Includes 271,430 shares held by trusts of which Mr. Brown is a trustee. 103,430 of these shares are pledged to a bank as security for a real estate development project loan.

(d)	Includes 10,000 shares held by Mr. Foote’s spouse and 1,000 shares held for the benefit of his children. Mr. Foote disclaims beneficial ownership with respect to all of those shares.

(e)	Includes 628 shares Mr. Ford holds in joint tenancy with his spouse as to which he shares voting power and investment power.

(f)	Includes 2,000 shares held by an executive officer in joint tenancy with his wife as to which the executive officer shares voting power and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Berkshire Hathaway Agreements

Equity Commitment Agreement

As discussed under “Board of Directors and Corporate Governance — Corporate Governance” on page 11 of this proxy statement, in January 2006 we entered into an equity commitment agreement with Berkshire Hathaway pursuant to which it committed to purchase from us at $40.00 per share, all of the shares of our common stock offered in our rights offering that were not issued pursuant to the exercise of rights, up to a total commitment of $1.8 billion. We paid Berkshire Hathaway a non-refundable fee of $67 million for this commitment and agreed to pay certain of its costs and expenses relating to its entry into this commitment and related agreements.

In August 2006, in connection with completion of the rights offering, we issued 6,969,274 shares of our common stock to Berkshire Hathaway in accordance with its equity commitment for a total purchase price of $278,770,960. These shares include 6.5 million shares underlying rights distributed to Berkshire Hathaway in connection with shares it beneficially owned and 469,274 shares underlying rights distributed to other stockholders that were not exercised.

Shareholder’s Agreement

In connection with the equity commitment agreement, we entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which Berkshire Hathaway agreed, among other things, that for a period of seven years following completion of the rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of our voting securities if, after giving effect to the acquisition, it would own more than 40% of our voting securities on a fully diluted basis. Berkshire Hathaway further agreed that, during that seven-year period, it would not solicit proxies with respect to our securities or submit a proposal or offer involving a merger, acquisition or other extraordinary transaction unless the proposal or offer is

•	requested by our Board, or

•	made to the Board on a confidential basis and is conditioned on approval by a majority of our voting securities not owned by Berkshire Hathaway and a determination by the Board as to its fairness to stockholders and, if the proposed transaction is not a tender offer for all shares of common stock or an offer for the entire company, is accompanied by an undertaking to offer to acquire all of our shares of common stock outstanding after completion of the transaction at the same price per share as was paid in the transaction.

Under the shareholder’s agreement, for the same seven-year period, we agreed to exempt Berkshire Hathaway from our existing or future poison pills to the extent that Berkshire Hathaway complies with the terms and conditions of the shareholder’s agreement. If there is a shareholder vote on a poison pill that does not contain this agreed exemption, Berkshire Hathaway may vote without restriction all the shares it holds to approve or disapprove the proposed poison pill. We and Berkshire Hathaway also agreed that, after the seven-year standstill period ends, during the time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our poison pills, except that our poison pills may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least 60 calendar days.

Registration Rights Agreement

In connection with the equity commitment agreement, we and Berkshire Hathaway entered into a registration rights agreement granting Berkshire Hathaway demand and piggyback registration rights with respect to its shares of our common stock. The registration rights agreement entitles Berkshire Hathaway and specified affiliates to make three demands for registration of all or part of their common stock, subject to certain conditions and exceptions. The registration rights agreement also provides that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering of equity securities on a form that would permit registration of shares of our common stock held by Berkshire

Hathaway or the specified affiliates, then we will offer Berkshire Hathaway and its affiliates the opportunity to register all or part of their shares on the terms and conditions set forth in the registration rights agreement.

The Equity Commitment Agreement, Shareholder’s Agreement and Registration Rights Agreement were all approved by our Board of Directors.

Policies and Procedures Regarding Related Party Transactions

Our Code of Business Conduct provides that all of our employees, including our executive officers, and our directors, must avoid “conflicts of interest” — situations where their personal interest may be inconsistent with our interest and may interfere with the employee’s or director’s objectivity in making business decisions on our behalf. A conflict of interest may exist, for example, when an employee, officer or director (or one of their family members) has a financial interest in a company with which we do business or if an employee, officer or director in a position to influence business dealings with a company (a) has a direct or indirect interest in that company that would reasonably be viewed as significant to that person and (b) the amount of business done between us and that company is significant.

All of our employees and directors are required to report conflicts of interest so that we may address the situation properly. After disclosure, some conflicts of interest can be resolved through implementing appropriate controls for our protection. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship.

All of our executive officers and other salaried employees are required to disclose actual or potential conflicts of interest in which they may be personally involved in an annual certification reviewed by our Internal Audit and Legal Departments. In addition, all of our executive officers are required to disclose actual or potential conflicts of interest by quarterly certifications. Employees who complete these certifications are also required promptly to report in writing to the Internal Audit Department any conflict of interest situations that arise during the period between certifications.

Conflict of interest situations reported by employees are addressed by our Business Ethics Committee comprised of representatives from our Internal Audit, Legal and Human Resources Departments, and, where appropriate, by senior management. If the conflict of interest involves one of our executive officers, the situation will be addressed by our Board of Directors or the Audit Committee of the Board. Quarterly reports of conflicts of interest and the resolution of them are provided to our Compliance Committee, Chairman and Chief Executive Officer and President and Chief Operating Officer in accordance with our disclosure controls and procedures.

We recognize that directors may be connected with other organizations with which we have business dealings from time to time. Under our Corporate Governance Guidelines, it is the responsibility of each director to advise the Chairman of the Board and the Governance Committee of the Board, through its Chair, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us, or possible inconsistency with our policies or values. Directors are also to advise the Chairman of the Board and the Governance Committee in advance of accepting an invitation to serve on the board of another public company.

We annually solicit information from our directors in order to monitor potential conflicts of interest. In accordance with procedures approved at a meeting of our Governance Committee, any actual or potential conflict of interest involving a director will be investigated by the Governance Committee, with management assistance as requested, to determine whether the affiliation or transaction reported impairs the director’s independence and whether it is likely to adversely impact us. If the Committee determines that the director’s independence would be impaired, or the affiliation or transaction would likely impact us adversely, the director would generally be asked not to enter into, or to discontinue, the reported relationship or to resign from the Board. In other circumstances, the Committee will generally determine what, if any, controls, reporting and/or monitoring procedures are appropriate for our protection as a condition for approving the reported relationship or transaction. Relationships that give rise to potential conflicts of interest are generally not considered to adversely impact us if they are not required to be disclosed pursuant to the SEC’s compensation disclosure requirements because

•	the amount involved in the transaction is less than $120,000,

•	the director’s only relationship to the other party involved in the transaction is as a director,

•	the director’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis,

•	the transaction involves rates or charges determined by competitive bids, or

•	the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Compensation of all of our executive officers is approved by our Compensation and Organization Committee or the Board of Directors and compensation of our directors is approved by the Board.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

USG’s executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of shareholders, motivates management to profitably achieve our strategic growth and annual operating objectives and enables us to attract and retain talented executives. Consistent with this philosophy, we designed the elements of our total compensation package to meet the following objectives:

•	Pay for Performance — Approximately 70% of the current compensation opportunity for executives is variable, based on earnings levels, growth, share price and operating objectives. The relative weighting of pay elements (salary, annual incentive and long-term incentive) is comparable to USG’s compensation comparator group. We believe this weighting creates a strong incentive to maximize performance.

•	Create Stockholder Alignment — We use equity-based awards, and have recently reinstituted share ownership guidelines, designed to align management’s interests with those of our stockholders. We expect executive officers to own at least a specified amount of stock after a period of time based on their level of compensation.

•	Provide a Competitive Compensation Opportunity — We have designed our compensation package to be competitive in total. Our objective is to provide executive officers with the opportunity to earn total compensation between the 50th and 75th percentile of the comparator group, with above median compensation provided for above median performance. To reward extraordinary accomplishments or promote retention, we may pay an element of compensation in excess of the 75th percentile of the comparator group for that compensation element.

•	Provide Balanced Incentives — Our compensation programs, including our annual and long-term incentive programs, are designed to work together to provide a balanced array of performance targets. We select these targets to incentivize management to achieve both short-term operating and long-term growth objectives, and to achieve earnings and efficiency objectives. We use broad, high impact measures such as manufacturing cost, working capital efficiency, customer satisfaction, earnings and revenue that are consistent with our strategic objectives.

•	Maintain Internal Equity — We may make adjustments to our compensation structure based on internal equity comparisons between positions. We do this to facilitate internal movement and succession planning and to promote a sense of fairness.

•	Promote Retention — One of USG’s strengths is the knowledge base provided by many experienced managers. As an industry leader, our managers are sought after by our competitors and other organizations. Accordingly, we design our programs to reward valued service and to promote retention of talented and experienced managers.

Compensation and Organization Committee

Our executive compensation programs are overseen by the Compensation and Organization Committee of our Board of Directors. The Committee is comprised of independent directors as defined by the New York Stock Exchange’s listing standards. The current Committee members are: Valerie B. Jarrett (Chair), W. Douglas Ford, David W. Fox, Marvin E. Lesser, John B. Schwemm and Judith A. Sprieser. The Committee’s charter charges it with various accountabilities, including:

•	“to review and make recommendations to the Board of Directors with respect to management organization, succession and development programs, the election of corporate officers and their total compensation;

•	to make decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans; and

•	to approve and report to the Board of Directors changes in salary ranges for all other major position categories and changes in retirement plans, group insurance plans, investment plans or other benefit plans and management incentive compensation or bonus plans.”

The Committee’s charter is reviewed at least annually. The charter can be found on our website www.usg.com.

Committee Calendar and Meetings

The Committee is scheduled to meet on a regular basis at least four times each year, in February, May, July and November. In 2006, due to the number of compensation items related to our emergence from Chapter 11, the Committee held nine additional meetings. The agenda for meetings and the annual Committee calendar are developed by management in consultation with the Committee Chair.

Management’s Role in Compensation

Our Human Resources Department is responsible for the administration of our executive compensation, benefit and related programs. The Senior Vice President, Human Resources is accountable for making proposals to the Committee for changes in compensation and benefit programs at the request of either management or the Committee. The Senior Vice President, Human Resources is also the primary management contact for the Committee Chair.

The Chairman and Chief Executive Officer recommends to the Committee increases or changes in compensation for executive officers (other than himself) based on his assessment of each individual’s performance, contribution to USG’s results and potential for future contributions to our success.

Management attendees at Committee meetings usually include the Chairman and Chief Executive Officer, the Senior Vice President, Human Resources, the Director, Executive Compensation, the Director, Compensation and the Corporate Secretary, who acts as secretary for the meetings. Management’s compensation consultant, the Chief Financial Officer, the Controller, the General Counsel and other senior managers attend meetings periodically at the request of either management or the Committee.

Compensation Advisors and Consultants

The Committee has retained Watson Wyatt Worldwide as a compensation consultant to provide the Committee with an independent review of USG’s executive compensation programs. Watson Wyatt was selected by the Committee and works under the direction of the Committee Chair. Watson Wyatt does not provide advisory services to management, although at the request of the Committee Chair it may review management proposals prior to the Committee’s review. A representative of Watson Wyatt generally attends the Committee’s meetings. USG pays Watson Wyatt’s consulting fees after approval by the Committee Chair.

Management also uses consultants to provide analysis and advice with respect to executive compensation. Management’s primary advisors for compensation and related matters are Hewitt Associates, Exequity, LLP, McDermott, Will and Emery and Jones Day. The Committee periodically meets with its advisors and management’s compensation consultants without management present.

Elements of the Total Compensation Package Impacted by Chapter 11

In late 2000 and early 2001, potential asbestos-related liabilities created significant uncertainty within USG and the building materials industry. To address this uncertainty, management proposed several changes to our compensation and benefit programs that were initially approved by the Committee and the Board of Directors, and subsequently approved by creditors and the U.S. Bankruptcy Court.

The changes were made to

•	recognize that traditional elements of our long-term incentive program (such as stock options and restricted stock) were no longer practical compensation vehicles,

•	provide USG with the ability to attract and retain key executives in an extremely competitive labor market by maintaining a competitive total compensation package and

•	allay concerns over employment security and benefit issues that might encourage executives to retire prematurely or seek employment elsewhere, or otherwise distract senior management from the task of resolving the asbestos liability issue.

Among the most significant changes were

•	implementation of a cash based “2001 Key Employee Retention Plan” followed by two successor plans, the “2004 Key Employee Retention Plan” and the “2006 Corporate Performance Plan”, as substitutes for our prior long-term incentive plan. The plan in effect for 2006, the Corporate Performance Plan, expired upon our emergence from Chapter 11 on June 20, 2006. The final payment under this plan will be paid in July 2007 and was variable based on our 2006 adjusted consolidated net earnings,

•	implementation of executive severance plans as a substitute for the employment and change in control agreements that had been in place prior to the filing of Chapter 11, and

•	establishment of special retirement grantor trusts for certain senior managers to avoid premature retirements by providing security for vested non-qualified retirement benefits.

Our successful emergence from Chapter 11 provided management and the Committee the opportunity to review and revise our compensation and benefit programs, including our annual management incentive plan, long-term incentive plan and employment and change in control severance arrangements. Management and the Committee used this opportunity to develop new programs and arrangements that they believed would be

•	in close alignment with stockholders’ interests,

•	consistent with current and evolving principles of good governance,

•	in compliance with recent changes in tax and regulatory requirements and

•	effective in achieving their stated purposes of driving operational performance and achieving growth objectives.

In addition, in February 2006 the Committee recommended and the Board approved special cash awards to Messrs. Foote, Fleming and Ferguson in the amounts of $1,000,000, $500,000 and $500,000, respectively. These awards were made for exceptional leadership and performance throughout our Chapter 11 proceedings and to recognize the successful conclusion of those proceedings, which resulted in the preservation of ownership for our stockholders. These amounts are included in the Bonus column of the “2006 Summary Compensation Table” on page 25 of this proxy statement.

Setting Compensation Levels — Benchmarking

To implement our philosophy of providing a competitive compensation opportunity, since 2003 management has engaged Hewitt Associates to conduct an annual Executive Compensation Competitive Review. The objective of this study is to compare all elements of compensation for the approximately 15 USG executive officers to the compensation opportunity provided for similar positions by approximately 25 industrial and/or Chicago-based companies. Each position included in the study, including the Chief Executive Officer, is compared to similar positions in this comparator group in terms of base salary, annual incentive, long-term incentive, the estimated value of benefits and perquisites and total compensation.

We selected our comparator companies from among those for which data is available in Hewitt’s Total Compensation Measurement data base, based on their similarity to USG in terms of industry, annual revenue, complexity of operations and geographic location. They are the types of companies with which we compete for talent, and the median revenue of the group approximates our annual revenues. For the 2006 study, the companies included in the comparator group were:

American Standards Companies, Inc.
Armstrong World Industries, Inc.
Ball Corporation
Brazer Homes USA, Inc.
The Black and Decker Corporation
Borg Warner, Inc.
Brunswick Corporation
Cooper Industries, Inc.	Dover Corporation FMC Technologies, inc. Kennametal Inc. Lennox International, inc. Martin Marietta Materials, inc. Masco Corp. MeadWestvaco Corp. Owens Corning Corporation	PacTiv Corporation
Phelps Dodge Corporation
Potash Corp.
The Sherwin-Williams Company
Teleflex, Incorporated
Texas Industries, Inc.
Vulcan Materials, Company
W.W. Grainger, Inc.
Wm. Wrigley Jr. Company

The results of the study are presented annually to the Committee. The Committee uses the information to evaluate recommendations made by management with respect to compensation of our executive officers other than the Chief Executive Officer and to develop its own recommendations with respect to the compensation of the Chief Executive Officer. The study provides the Committee with market information that enables it to evaluate (and adjust where appropriate) total compensation opportunities, the mix of fixed and variable compensation elements and how total compensation is divided between the various compensation elements.

Elements of Total Compensation

Our total compensation program consists of the following elements:

•	base salary;

•	annual incentive;

•	long-term incentive; and

•	benefits and perquisites.

Base Salary

The starting point for determining base salaries for our executive officers is the annual Hewitt Executive Compensation Competitive Review, which provides market data regarding the competitiveness of our salary structure. In general, the median of the comparator group companies is considered to be the “market rate” for each position. Individual salaries for our executive officers generally range between the 50th and 75th percentile of the comparator group.

Factors that warrant paying above the market rate include individual performance, as assessed by the Chief Executive Officer (or in the case of the Chief Executive Officer, the Committee), unique skills or experience, retention considerations and length of service in the position or with USG.

Where the scope of an executive officer’s accountabilities is unique and cannot be reasonably compared to similar positions in the comparator group, we establish a market rate based on a combination of the available market data and internal equity. We do this so that the salary appropriately reflects the officer’s contributions and value to USG.

The Committee and the Board review salaries for all executive officers on an annual basis in February and changes, if any, are made effective March 1. In some cases, a promotion or new hire will result in salary action at other times during the year.

Annual Incentive

The purpose of our annual Management Incentive Program is to provide a variable reward opportunity based on earnings and the achievement of objectives that are derived from the annual operating plan and important levers in impacting overall results. Management believes that the program satisfies the requirements of Internal Revenue Service Code Section 162(m) and the regulations promulgated thereunder regarding the deductibility of “performance-based” compensation in excess of $1 million paid to any of our executive officers named in the 2006 Summary Compensation Table, or named executive officers, and that awards earned under this program in 2007 will be fully deductible as “performance-based compensation”.

Participants in the annual Management Incentive Program include all executive officers and approximately 260 other managers. Each participant’s target annual incentive opportunity is expressed as a percentage of base salary. In 2006, the annual incentive opportunity for executive officers ranged from 40% of base salary to 110% of base salary for the Chief Executive Officer. The annual incentive opportunity for our Chief Executive Officer has been increased to 125% of base salary for 2007. We pay annual incentive awards in cash in February following the year in which they are earned.

For 2006 and 2007, the annual incentive award opportunity is comprised of the following two equally weighted segments that are designed to provide an incentive to pursue operational excellence and maximize earnings:

Strategic Focus Targets:  We base 50% of the total potential annual Management Incentive Program award opportunity on the achievement of annual operating objectives that support our strategic goals. These objectives, called strategic focus targets, are derived from our annual planning process and are measurable and verifiable. The Committee approves the strategic focus targets and target, minimum and maximum performance levels for each of them early in the year. Depending on achievement, the payout can range from 0 to 200% for each target. The following table sets forth information regarding the 2006 strategic focus targets for our named executive officers.

	Annual Management
Category	Incentive Opportunity	2006 Target	2006 Payout

Financial	10%
- Overhead		$376 million	155%
- Working Capital/Sales		10.2%	200%
Customer Satisfaction	10%	(1)	99%
L&W Supply Sales (adjusted)	10%	$2.2 billion	102%
Domestic Ceiling Tile Margin	10%	(1)	120%
Wallboard Cost	10%	(1)	0

(1)	We do not publicly disclose wallboard cost, ceiling tile margin or customer satisfaction metrics because that information constitutes confidential commercial or financial information, the disclosure of which would cause us competitive harm.

Share of the Earnings:  We base 50% of the total annual Management Incentive Program award opportunity on a “share of the earnings” formula. We use a portion of our adjusted consolidated net earnings to fund a pool from which we pay awards to participants. Adjustments to net earnings have been made in the past (with the Committee’s approval) for asbestos related charges, bankruptcy expenses and the impact of acquisitions and new accounting pronouncements. For 2006, the allocation of earnings to the share of the earnings pool was $9,724,200.

We designed the share of the earnings concept to align our annual incentive awards with overall corporate results. As corporate performance (measured by adjusted consolidated net earnings) improves, more funds are allocated to the share of the earnings pool and participants receive larger awards. Similarly, if earnings decline, less funds are allocated to the pool resulting in lower awards for participants. We believe this plan design motivates managers to maximize financial results and avoids the difficulty of attempting to set appropriate earnings targets, particularly when the housing markets are experiencing significant volatility.

In February of each year, the Committee reviews the prior year’s performance and compares it to the relevant strategic focus targets and the share of the earnings formula before it and the Board approves the payment of annual incentive awards. The Committee has not used discretion under the annual Management Incentive Program to adjust awards for executive officers, nor has the Committee approved any revision of strategic focus targets for executive officers after they were approved in February. Our Management Incentive Plan approved by our stockholders in May 2006 and effective beginning with 2007 does not give the Committee discretion to increase annual incentive awards for our executive officers.

In 2006, achievement under the strategic focus target segment of the program on an aggregate basis resulted in a payout equal to approximately 100% of target for our executive officers. The share of the earnings component resulted in a payout equal to approximately 182% of target for executive officers for that portion of the plan. The total payout for executive officers for the 2006 program was 141% of target. Over the past ten years, the total payout under our annual management incentive programs has varied from 0 to 169% percent of target, and has averaged approximately 108% of target, for executive officers.

Long Term Incentive Programs

Chapter 11 Related Long-Term Incentive Plans

Prior to the Chapter 11 filing, our long-term incentive program provided awards in the form of stock options and performance-based restricted shares. During Chapter 11, we substituted cash-based retention plans for the prior equity-based program. These cash-based plans were the 2001 Key Employee Retention Plan, the 2004 Key Employee Retention Plan and the 2006 Corporate Performance Plan. We developed and implemented these plans to promote the retention of management and, in the case of the 2004 Key Employee Retention Plan and the 2006 Corporate Performance Plan, also to motivate management to maximize adjusted consolidated net earnings. Approximately 250 managers participated in these plans that provided an aggregate annual cash award ranging from 30% of base salary for the lowest level of participation to 170% percent of base salary for the Chief Executive Officer.

These plans provided that a portion of the awards would be paid in the year following the period for which they were earned. The final payment under the 2004 Key Employee Retention Plan, which was variable based on 2005 adjusted consolidated net earnings, was made to participants in July 2006. The amounts we paid to our named executive officers under the 2004 Key Employee Retention Plan in 2006 are included in the Bonus column in the 2006 Summary Compensation Table. The Corporate Performance Plan became effective on January 1, 2006 and expired upon our emergence from Chapter 11 on June 20, 2006. Participants receive pro-rated awards, based upon the length of time we were in Chapter 11 during 2006. The first pro-rated payment was made to participants in January 2007 and the final pro-rated payment will be made to participants in July 2007. This final payment is variable based on our 2006 adjusted consolidated net earnings. The amounts paid to our named executive officers under the Corporate Performance Plan in January 2007 are included in the Bonus column in the 2006 Summary Compensation Table and the amounts payable to them under the Plan in July 2007 are included in the Non-Equity Incentive Plan Compensation column of that table.

Long-Term Incentive Plan

As we concluded our Chapter 11 proceedings, management developed, and the Committee and Board approved, a new equity-based, long-term incentive plan to be implemented upon emergence from Chapter 11. The plan, our Long-Term Incentive Plan, was approved by our stockholders in May 2006. The purpose of the Long Term Incentive Plan is to align the interests of management with those of our stockholders, drive earnings growth and provide a competitive compensation opportunity that enables us to attract and retain talented managers. The plan provides for the use of several types of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash awards.

2006 Special Long-Term Incentive Awards

We made the initial awards under the Long-Term Incentive Plan in August 2006 shortly after we emerged from Chapter 11 and completed our rights offering. Each participant received an award with a grant date value of approximately twice the annual value (generally between the 50th and 75th percentiles) of long-term incentive awards for similar positions in our comparator group companies, as measured by the Hewitt Executive

Compensation Competitive Review. We valued the grants at this level to recognize the successful conclusion of our Chapter 11 proceedings, to provide strong incentive to grow our business and to create opportunity for immediate and significant alignment with our stockholders.

For executive officers, one-half of the grant date value of the total award was provided in the form of non-qualified stock options and the other half was provided in restricted stock units. We used stock options to align management and stockholder interests by providing an opportunity for management to own meaningful levels of stock, to create a strong incentive for management to grow our business and to provide the opportunity for competitive compensation based on long-term stock price appreciation. We used restricted stock units to achieve these objectives and, in addition, to promote the retention of the talented management staff that had successfully led USG through the Chapter 11 process.

The options generally vest at a rate of 20% per year beginning one year from the date of grant or earlier in the event of death, disability or a change in control. They generally expire ten years from the date of grant, or earlier in the event of death, disability or retirement. The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that they may vest earlier in the case of death, disability or a change in control. We utilized restricted stock units rather than restricted shares to avoid creating immediate tax liability for award recipients who are eligible to retire.

The Board approved the grants on August 8, 2006. The exercise price of the options was $46.17, which was the closing price of our common stock on the New York Stock Exchange on that day. The Committee selected August 8th in advance as the day to consider approving the grants based on management’s and the Committee’s belief that this would allow the financial markets time to analyze our second quarter financial results, which were released on July 24, 2006, and would allow trading of our common stock for more than a full trading week subsequent to the expiration of our rights offering.

In March 2007, the Committee and Board approved equity awards under our Long-Term Incentive Plan for 2007. Each participant received an award with a grant date value approximately equal to the annual value (generally between 50th and 75th percentiles) of long-term incentive awards for similar positions in our comparator group companies, as measured by the Hewitt Executive Compensation Competitive Review.

For executive officers, one-half of the grant date value of the total award was provided in the form of non-qualified stock options. The options have essentially the same terms as the options granted in 2006, except that they will generally vest at a rate of 25% per year. The exercise price of the options is the closing price of our common stock on the New York Stock Exchange on the date the option grants were approved by the Board.

One-quarter of the grant date value of the total award was provided in the form of restricted stock units that have essentially the same terms as the restricted stock units granted in 2006. The remaining 25% of the grant date award value was provided in the form of performance shares. The performance shares will vest after three years. The actual number of performance shares to be issued can range from 0 to 200% of the number of performance shares awarded, based on a comparison of our total stockholder return over the three-year vesting period compared to the total shareholder return for the companies in the Dow Jones U.S. Construction and Materials Index.

The Committee and Board also approved special retention awards for certain of our executive officers. These awards were made in the form of restricted stock units that vest after five years.

Stock Ownership Guidelines

In March 2007, consistent with our philosophy of aligning the interests of management with those of our stockholders, the Committee approved management’s proposal to reinstitute stock ownership guidelines for our executive officers and other senior managers. The requirements are expressed as a multiple of salary and a fixed number of shares. Participants are expected to own at a minimum the lesser of their salary multiple or the fixed number of shares. The ownership guidelines are as follows:

Participant	Minimum No. of Shares	Multiple of Base Salary

Chairman and Chief Executive Officer	100,000	5X
President and Chief Operating Officer	60,000	5X
Executive Vice President	35,000	4X
Senior Vice President	15,000	3X
Vice President	10,000	2X
Director/Subsidiary VP	3,500	1X

We expect all participants to reach the minimum level of ownership within five years if they have not already done so. Shares owned, performance shares that have vested, and unvested restricted stock units count towards satisfaction of the guidelines. If a participant fails to meet or show progress toward meeting these ownership requirements, we may reduce or suspend future long-term incentive program awards to that participant.

Benefits and Perquisites

Broad-Based Health and Welfare Benefits

We provide a comprehensive health and welfare package to all of our full-time employees. Our executive officers are eligible to participate in these plans on the same basis as other eligible employees. The package includes the following benefits:

•	Medical, Dental and Vision Plans: All participants contribute approximately 20% of the cost of the coverage for the medical plan and approximately 50% of the cost for the vision and dental plans. We do not provide any supplemental medical coverage or subsidy to any executive officer. All employees hired prior to January 1, 2002 are eligible for retiree medical coverage.

•	USG Corporation Investment Plan (401(k) Plan): We match employee contributions at a rate of $.50 per dollar contributed up to 6% of pay. In November 2006, the Committee and Board approved management’s proposal to institute a deferred compensation plan in 2007. Management anticipates implementing the plan on April 1, 2007.

•	USG Corporation Retirement Plan: This qualified defined benefit plan requires all participants to contribute 2% of pensionable earnings toward benefits. Participants can elect early retirement; with the benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year if the participant has a combined age and benefit service of 90.

We also provide plans for our more highly compensated employees, including our executive officers, that provide benefits to supplement those provided under our Investment Plan and Retirement Plan.

Supplemental Retirement Plan

Approximately 200 employees, including our executive officers, participate in the USG Corporation Supplemental Retirement Plan. This plan is designed to provide the participants with a pension benefit based on pensionable compensation in excess of the limit set for the Retirement Plan by the Employee Retirement Income Security Act of 1974, or ERISA. The provisions of the supplemental plan mirror those of the Retirement Plan, including benefit formulas and the requirement for the contribution of 2% of pensionable earnings. Further information regarding our retirement plans and the present value of the qualified and supplemental pension benefits for our named executive officers appears under the heading 2006 Pension Benefits Table beginning on page 30 of this proxy statement.

Supplemental Deferred Compensation Plan

In November 2006, the Committee and Board approved management’s proposal to implement a supplemental deferred compensation plan effective April 1, 2007.

Perquisites and Other Benefits

We provide certain perquisites and other benefits to our executive officers as part of providing them a competitive total compensation package and to facilitate their attention to the demands of our business. Executive officers are provided a company automobile (including office parking for our named executive officers), financial and estate planning and tax preparation services, personal liability and Executive Death Benefit Plan coverage, membership in luncheon clubs and an annual medical examination. In addition, for security reasons, Mr. Foote is provided with a home security system and company driver for certain occasions. The value of these benefits is described in more detail in the table titled “Supplemental Table” on page 26 of this proxy statement.

Employment Security and Potential Post Employment Payments

We provide all of our executive officers with two employment security arrangements — an employment agreement and a change in control severance agreement.

Employment Agreements:  We provide these agreements to assist in attracting and retaining executives, to protect our assets and intellectual property and to reduce the potential for litigation related to termination of employment. The employment agreements generally provide named executive officers with two years of salary and benefits upon termination of their employment by us without cause.

The employment agreements have an initial term of two years and will be automatically extended for one-year terms unless 90 days’ notice is provided before expiration of the current term. They include a requirement that after termination of employment, the executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made.

Change In Control Severance Agreements:  We provide these agreements to promote neutrality by our executive officer with regard to a potential change in control transaction so they make the best decision for our stockholders, to retain the executive team in the event of a potential change in control transaction, to protect the Corporation’s intellectual property and other assets, and to reduce the potential for litigation related to termination of employment. The change in control severance agreements generally provide named executive officers three years of salary and benefits if there is both a change in control and a termination of their employment by us without “cause” or by them for “good reason”. Good reason includes, among other things, a reduction in salary or a material diminution in duties, responsibilities or total compensation.

The change in control severance agreements have an initial term of two years and will be automatically extended for one-year terms unless 90 days’ notice is provided before expiration of the current term. They include a requirement that after termination of employment, the executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made. The definition of change in control is the same as in our Long-Term Incentive Plan.

Further information regarding the benefits our named executive officers could receive under these agreements is provided in the tables titled “Potential Payments Upon Termination or Change in Control” beginning on page 32 of this proxy statement.

Tax and Accounting Implications

Management and the Committee reviewed and considered the deductibility of payments under our executive compensation programs under Internal Revenue Code Section 162(m) and the regulations promulgated thereunder. Management and the Committee believe the compensation paid and gains from non-qualified stock options granted in 2006 will be tax deductible. While management and the Committee will continue to review and consider the tax deductibility of our compensation programs, the Committee and the Board may approve programs or awards that do not meet the deductibility requirements of Section 162(m) in order to achieve our compensation objectives.

Management and the Committee reviewed all executive compensation programs and arrangements under Internal Revenue Code Section 409A and the current and future year accounting impact of the 2006 and 2007 Long-Term Incentive Plan awards under Statement of Financial Accounting Standards No. 123(R) when it considered and approved those awards.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

USG’s Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis section with our management. Based on that review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND ORGANIZATION COMMITTEE

Valerie B. Jarrett, Chair
W. Douglas Ford
David W. Fox
Marvin E. Lesser
John B. Schwemm
Judith A. Sprieser

2006 SUMMARY COMPENSATION TABLE

The Summary Compensation Table below reflects total compensation earned by or paid to our principal executive and principal financial officers and our other three most highly compensated executive officers for 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
William C. Foote, Chairman and Chief Executive Officer	2006	$1,078,333	$1,902,452	$3,205,632	$2,919,071	$2,333,171	$803,293	$59,158	$12,301,110
Richard H. Fleming, Executive Vice President and Chief Financial Officer	2006	497,500	903,027	642,142	583,814	714,262	586,759	44,172	3,971,676
James S. Metcalf, President and Chief Operating Officer	2006	540,000	403,020	248,680	217,087	847,463	185,070	42,457	2,483,777
Edward M. Bosowski, Executive Vice President and Chief Strategy Officer; President, USG International	2006	452,000	351,005	642,142	583,814	645,693	273,768	36,795	2,985,217
Stanley L. Ferguson, Executive Vice President and General Counsel	2006	397,500	821,015	479,703	437,545	571,410	214,669	50,271	2,972,113

(1)	The amounts shown in this column include payments made under our 2004 Key Employee Retention Plan in 2006, the payments made under our 2006 Corporate Performance Plan in January 2007 and special cash awards made to Messrs. Foote, Fleming and Ferguson in recognition of their exceptional leadership and performance throughout our Chapter 11 proceedings and the successful conclusion of these proceedings. The special cash awards to Messrs. Foote, Fleming and Ferguson were in the amounts of $1,000,000, $500,000 and $500,000, respectively. Payments under the Key Employee Retention Plan were as follows: Mr. Foote — $466,402; Mr. Fleming — $227,342; Metcalf — $213,280; Mr. Bosowski - $192,186; and Mr. Ferguson — $180,467. The January 2007 payments under the Corporate Performance Plan were as follows: Mr. Foote — $436,050; Mr. Fleming — $175,685; Mr. Metcalf — $189,740; Mr. Bosowski — $158,819; and Mr. Ferguson — $140,548.

(2)	The amounts shown in this column include the compensation expense recognized in our financial statements for 2006 in accordance with FAS 123(R) for the restricted stock unit awards granted under our Long-Term Incentive Plan on August 8, 2006. The assumptions used in valuing these awards are described in Note 14 to our consolidated financial statements included in our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2006. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed.

(3)	The amounts shown in this column include the compensation expense recognized in our financial statements for 2006 in accordance with FAS 123(R) for the non-qualified stock options to purchase USG common stock granted under our Long-Term Incentive Plan on August 8, 2006. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these awards are described in Note 14 to our consolidated financial statements included in our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2006. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed.

(4)	The amounts shown in this column include payments under our annual Management Incentive Program for services performed in 2006 and the payment under our 2006 Corporate Performance Plan to be made in July

2007. Payments under the annual Management Incentive Program were as follows: Mr. Foote — $1,696,538; Mr. Fleming — $457,762; Mr. Metcalf — $570,443; Mr. Bosowski — $413,817; and Mr. Ferguson — $366,210. Amounts to be paid under the Corporate Performance Plan are as follows: Mr. Foote — $636,633; Mr. Fleming — $256,500; Mr. Metcalf — $277,020; Mr. Bosowski — $231,876; and Mr. Ferguson — $205,200.

(5)	The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans from December 31, 2005 to December 31, 2006, the plan measurement dates used for financial statement reporting purposes.

(6)	The amounts in this column reflect all other compensation for 2006 that could not properly be reported in any other column. Details regarding all other compensation components are provide in the supplemental table below. Several of the benefits listed in the table result in imputed income to the named executive officer. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officer, which is imputed as income to him. From time to time, executive officers may use our tickets to sporting venues for personal use and may have a family member accompany them on a plane leased for business purposes. There is no incremental cost to us for these personal benefits and no value is attributed to them in the 2006 Summary Compensation Table.

SUPPLEMENTAL TABLE

	Named Executive Officers
	William C.	Richard H.	James S.	Edward M.	Stanley L.
Item	Foote	Fleming	Metcalf	Bosowski	Ferguson
Financial Planning	$10,000	—	$5,000	$5,000	$5,000
Tax Preparation	5,000	—	2,500	2,500	—
Estate Planning	1,043	15,376	3,662	—	10,900
Personal Liability Insurance	774	774	774	774	774
Executive Death Benefit Plan and AD&D Coverage	7,650	4,845	2,339	2,636	2,702
Managers Medical Exam	—	—	5,817	1,330	1,050
Home Security	624	—	—	—	—
Luncheon Clubs	9,583	2,100	2,885	2,100	3,018
Company Automobile (personal use)	18,984	11,017	9,420	16,955	16,767
Parking	—	4,560	4,560	—	4,560
Investment Plan Matching Contributions	5,500	5,500	5,500	5,500	5,500

Total	$59,158	$44,172	$42,457	$36,795	$50,271

2006 Corporate Performance Plan (CPP) and 2004 Key Employee Retention Plan (KERP)

The 2006 Corporate Performance Plan, or CPP, provided that it would be in effect for eligible participants from January 1, 2006 through December 31, 2006, or through and including the effective date of our emergence from Chapter 11, whichever occurred first. The CPP provides our participants with two cash payments equal in the aggregate to a targeted percentage of their annual base salary. The first payment was made in January 2007. The second payment will be made in July 2007 and is subject to a performance adjustment based on our 2006 adjusted consolidated net earnings. Depending on our net earnings, the July 2007 payment could be increased to as much as 150% of its targeted amount. Because the CPP ended upon our emergence from Chapter 11 on June 20, 2006, awards earned under the CPP were prorated through that date, subject to the final adjustment. The CPP was the successor to our 2004 Key Employee Retention Plan, under which final awards were paid in 2006.

Long-Term Incentive Plan

In August 2006, initial awards of non-qualified stock options and restricted stock units were made under our Long-Term Incentive Plan. The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that they may vest earlier in the event of death, disability or a change in control. Individuals who retire will forfeit one-half of the unvested units awarded. The remaining units will continue to vest in accordance with their terms. Expense is recognized over the period from the grant date to the date of retirement eligibility.

The options generally vest at a rate of 20% per year beginning one year from the date of grant or earlier in the event of death, disability or a change in control. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement. Individuals who retire will forfeit one-half of the unvested stock options awarded. The remaining options will continue to vest in accordance with their terms. Expense is recognized over the period from the grant date to the date of retirement eligibility.

Employment Agreements

We have entered into an employment agreement with each of our executive officers. These agreements have an initial term expiring on December 31, 2008. They include an automatic renewal feature that renews the agreements for successive one-year terms unless 90 days’ notice of termination is provided before expiration of the current term.

The employment agreements provide for minimum annual salaries, with the minimum annual salaries increased as approved annually by the Board of Directors, and for participation in all incentive and benefit programs made available to similarly situated executives. They provide that an executive officer who is terminated without cause will be entitled to a lump sum severance payment equal to the sum of (1) two times the executive officer’s annual salary and par annual incentive award, (2) the cost of continuing benefits for the executive officer for a period of 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and credited service under our retirement plans.

The employment agreements also include a requirement that after termination of employment the executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any severance payments are made to them under the employment agreements.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

The 2006 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2006. We did not grant equity awards during our Chapter 11 proceedings.

											All Other
										All Other	Option
										Stock Awards:	Awards:
		Estimated Possible Payouts Under					Estimated Future Payouts Under			Number of	Number of	Exercise or	Grant Date Fair
		Non-Equity Incentive Plan Awards					Equity Incentive Plan Awards			Shares of	Securities	Base Price	Value of Stock
										Stock or	Underlying	of Option	and Stock
	Grant	Threshold	Target		Maximum		Threshold	Target	Maximum	Units	Options	Awards	Option Awards
Name	Date	($)	($)		($)		(#)	(#)	(#)	(#)	(#)	($ / Sh)	($)

	(1)									(4)	(5)	(6)	(7)
William C. Foote	08/08/2006	—	—		—		—	—	—	126,300	—	—	$5,831,271
	08/08/2006	—	—		—		—	—	—	—	231,500	$46.17	5,407,840
	—	(2)	$1,204,500	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	436,050	(3)	$654,075	(3)	—	—	—	—	—	—	—
Richard H. Fleming	08/08/2006	—	—		—		—	—	—	25,300	—	—	1,168,101
	08/08/2006	—	—		—		—	—	—	—	46,300	46.17	1,081,568
	—	(2)	325,000	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	175,685	(3)	263,528	(3)	—	—	—	—	—	—	—
James S. Metcalf	08/08/2006	—	—		—		—	—	—	31,600	—	—	1,458,972
	08/08/2006	—	—		—		—	—	—	—	57,900	46.17	1,352,544
	—	(2)	405,000	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	189,740	(3)	284,610	(3)	—	—	—	—	—	—	—
Edward M. Bosowski	08/08/2006	—	—		—		—	—	—	25,300	—	—	1,168,101
	08/08/2006	—	—		—		—	—	—	—	46,300	46.17	1,081,568
	—	(2)	293,800	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	158,879	(3)	238,319	(3)	—	—	—	—	—	—	—
Stanley L. Ferguson	08/08/2006	—	—		—		—	—	—	18,900	—	—	872,613
	08/08/2006	—	—		—		—	—	—	—	34,700	46.17	810,592
	—	(2)	260,000	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	140,548	(3)	210,822	(3)	—	—	—	—	—	—	—

(1)	The grant date is the date on which the stock and option awards were approved by the Compensation and Organization Committee and our Board of Directors.

(2)	The amounts in the Target column reflect the par amounts payable under our 2006 annual Management Incentive Program. That Program is described under “Annual Incentive” in the Compensation Discussion and Analysis on page 19 of this proxy statement. There was no threshold or maximum payout under the 2006 Program. The amounts actually paid to our named executive officers under the 2006 Program are included in the Non-Equity Incentive Plan Compensation column in the 2006 Summary Compensation Table. Commencing with 2007, total payments to any one individual under our Management Incentive Plan may not exceed $4 million for any year.

(3)	The amounts in the Target column reflect the target amount of the July 2007 payment under the CPP, described above. The amounts reflected in the Maximum column reflect the maximum amount of the July 2007 payment, which is 150% of the target amount. There was no threshold payout under the CPP. The amounts actually paid and payable to our named executive officers under the CPP are included in the Bonus and Non-Equity Incentive Plan Compensation columns in the 2006 Summary Compensation Table, respectively.

(4)	The amounts in this column reflect the number of restricted stock units awarded to the named executive officers on the grant date. The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that they may vest earlier in the event of death, disability or a change in control.

(5)	The amounts in this column reflect the number of shares of our common stock underlying options awarded to the named executive officers on the grant date. The options generally vest at a rate of 20% per year beginning one year from the date of grant or earlier in the event of death, disability or a change in control. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement.

(6)	The per-share exercise price of the options is the closing price on the date of grant.

(7)	The amounts in this column reflect the aggregate grant date fair value of the equity awards granted on August 8, 2006. The amount attributed to stock options is calculated using the Black-Scholes value ($23.36) on the date of grant multiplied by the number of shares. The restricted stock unit awards portion is calculated using the stock price on the date of grant multiplied by the number of shares underlying the units.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The 2006 Outstanding Equity Awards At Fiscal Year-End Table below reflects options and other equity awards held by each of the named executive officers at December 31, 2006. We did not grant equity awards during our Chapter 11 proceedings.

	Option Awards					Stock Awards
									Equity
			Equity					Equity	Incentive
			Incentive					Incentive	Plan Awards:
			Plan Awards:					Plan Awards:	Market or
	Number of	Number of	Number of			Number of		Number of	Payout Value
	Securities	Securities	Securities			Shares or	Market Value	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	of Shares or	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised			Stock That	Units of Stock	or Other	or Other Rights
	Options (#)	Options (#)	Unearned	Option	Option	Have Not	That Have	Rights That	That Have
	Exercisable	Unexercisable	Options (#)	Exercise	Expiration	Vested (#)	Not Vested ($)	Have Not	Not Vested
Name	(1)	(2)	Unexercisable	Price ($)	Date	(3)	(4)	Vested (#)	($)
William C. Foote	26,717	—	—	$38.08	01/02/2009	—	—	—	—
	—	231,500	—	46.17	08/08/2016	126,300	$6,921,240	—	—

Richard H. Fleming	20,038	—	—	36.25	01/02/2008	—	—	—	—
	10,687	—	—	38.08	01/02/2009	—	—	—	—
	10,687	—	—	34.54	01/02/2010	—	—	—	—
	—	46,300	—	46.17	08/08/2016	25,300	1,386,440	—	—

James S. Metcalf	—	57,900	—	46.17	08/08/2016	31,600	1,731,680	—	—

Edward M. Bosowski	—	46,300	—	46.17	08/08/2016	25,300	1,386,440	—	—

Stanley L. Ferguson	—	34,700	—	46.17	08/08/2016	18,900	1,035,720	—	—

(1)	The amounts in this column reflect the number of shares subject to the options after adjustment to give effect to our rights offering. The option exercise price for these options was also adjusted.

(2)	These options generally will vest in equal annual installments on August 8th of each year from 2007 through 2011.

(3)	The amounts in this column represent restricted stock units that generally will vest in equal annual installments on August 8th of each year from 2007 through 2010.

(4)	The amounts in this column represent the number of restricted stock units listed in the Number of Shares or Units of Stock That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2006.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

The 2006 Option Exercises and Stock Vested Table below reflects stock option exercises by our named executive officers during 2006. No other stock awards held by the named executive officers vested or became exercisable in 2006.

	Option Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Exercise ($)
Name	Exercise (#)	(1)
William C. Foote	35,000	$2,057,629
	8,000	471,230
	12,000	710,880
Richard H. Fleming	—	—
James S. Metcalf	—	—
Edward M. Bosowski	—	—
Stanley L. Ferguson	3,500	290,035

(1)	The amounts in this column represent the difference between the market price of a share of our common stock on the date the options were exercised and the exercise price of the option multiplied by the number of shares for which the option was exercised.

2006 PENSION BENEFITS TABLE

The 2006 Pension Benefits Table below reflects the actuarial present value of the accumulated benefit of each of the named executive officers under our Retirement Plan and Supplemental Retirement Plan calculated using (i) the same discount rates we use for FAS 87 calculations for financial reporting purposes (as of the December 31 measurement date) and (ii) the Plans’ normal retirement age or, if earlier, the individual’s unreduced benefit age under the Plans.

The discount rates by plan at each measurement date are as follows:

•	December 31, 2006 measurement date: 5.90% for the Retirement Plan and 5.80% for the Supplemental Retirement Plan; and

•	December 31, 2005 measurement date: 5.75% for the Retirement Plan and 5.65% for the Supplemental Retirement Plan

Participants can elect early retirement, with their benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year if the participant has a combined age and benefit service of 90. Based on projected years of credited service, the unreduced benefit age is age 62 for each of the named executive officers, except for Mr. Ferguson for whom the unreduced benefit age is 62 years and 5 months.

The present values shown in the table reflect postretirement mortality based on the FAS 87 assumption (the UP1994 mortality table projected to 2002), but do not include a factor for pre-retirement termination, mortality or disability.

Benefits are assumed to be payable in a lump sum at the assumed retirement age. The lump sum interest rate, per the FAS 87 assumptions, is graded by calendar year: 4.5% for 2006 retirements, grading up 0.2% per year to 5.5% for retirements in 2011 and thereafter.

The pension benefit formula under each Plan provides the greater of 1% of “final average earnings,” multiplied by the number of years of benefit service, or 1.6% of final average earnings multiplied by years of benefit service less 50% of the social security benefit at age 65. “Final average earnings” are average pensionable compensation (generally salary and annual incentive) for the three years of the last 15 years of service for which pensionable compensation is the highest.

All participants in the Retirement Plan and Supplemental Retirement Plan contribute 2% of their pensionable compensation to those Plans to fund a portion of their benefit.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal
Name	Plan Name	(#)(1)	Benefit ($)	Year ($)
William C. Foote	USG Corporation Retirement Plan	23.0	$599,039	—
	USG Corporation Supplemental Retirement Plan	23.0	8,708,447	—
	Total	23.0	$9,307,486	—
Richard H. Fleming	USG Corporation Retirement Plan	33.1	$1,104,216	—
	USG Corporation Supplemental Retirement Plan	33.1	6,394,419	—
	Total	33.1	$7,498,635	—
James S. Metcalf	USG Corporation Retirement Plan	26.1	$464,543	—
	USG Corporation Supplemental Retirement Plan	26.1	2,100,581	—
	Total	26.1	$2,565,124	—
Edward M. Bosowski	USG Corporation Retirement Plan	30.8	$677,764	—
	USG Corporation Supplemental Retirement Plan	30.8	3,150,264	—
	Total	30.8	$3,828,028	—
Stanley L. Ferguson	USG Corporation Retirement Plan	19.6	$443,422	—
	USG Corporation Supplemental Retirement Plan	19.6	1,925,348	—
	Total	19.6	$2,368,770	—

(1)	Represents the number of years of service credited to the named executive officer under the Plans, computed as of December 31, 2006, the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2006.

In 2000, we authorized establishment by certain individuals, including Messrs. Foote, Fleming and Bosowski, of grantor trusts owned by those individuals to hold accrued benefits under the Supplemental Retirement Plan as a means of assuring the security of those benefits. Fiscal year 2006 funding amounts for the grantor trusts were as follows: Mr. Foote — $1,227,447; Mr. Fleming — $2,283,696; and Mr. Bosowski — $408,311.

NONQUALIFIED DEFERRED COMPENSATION

We did not maintain a non-qualified deferred compensation plan for our employees in 2006. We are implementing a new non-qualified deferred compensation plan effective April 1, 2007. This plan will allow eligible employees to defer a portion of their base salary and annual incentive compensation. The plan is intended to be a top-hat plan described in Section 201(2) of ERISA. Amounts deferred under the plan will be subject to the provisions of Section 409A of the Internal Revenue Code. We will interpret and administer the Plan so that it is consistent with Section 409A.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation which is vested and also which would be paid to each of our named executive officers in the event of various termination events. The first column details benefits and other payments which are already vested and therefore payable in the event the named executive officer leaves for any reason, including voluntary resignation or discharge for cause. The subsequent columns show the total amount the executive would receive in each instance, including the vested benefits shown in the first column. The amounts included in the tables are estimates of the present value of the amounts that would be payable to the executive officer upon various types of termination of employment. The actual amounts to be paid upon a termination can not be determined until the event occurs.

Vested Benefits

Vested benefits that would be due the named executive officers upon any termination of employment as of the end of 2006 include:

•	the 2006 annual Management Incentive Program award;

•	vested stock options;

•	USG Corporation Investment Plan balances;

•	pension benefits under the USG Corporation Retirement Plan and USG Corporation Supplemental Retirement Plan;

•	retiree medical benefits; and

•	death benefits under our Executive Death Benefit Plan.

Each of these benefits is included in the tables below.

Severance Protections

We provide employment agreements and change in control agreements to our named executive officers. In the event of a termination of employment by us without “cause,” the employment agreements generally provide for a lump sum severance payment equal to the sum of (1) two times base salary plus current year target annual incentive, (2) the value of continued participation in benefit plans for 18 months and (3) the present value of providing an additional two years of service and age credit under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period determined by us. The benefits under the employment agreements are subject to the named executive officers signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees and customers for three years. For purposes of the employment agreements, “cause” generally includes the executive’s (i) commission of a felony or fraud, (ii) engaging in conduct that brings us into substantial public disgrace, (iii) commission of gross negligence or gross misconduct with respect to USG, (iv) failure to follow the directives of the Board or Chief Executive Officer, (v) breach of any employment policy or (vi) breach of the employment agreement.

In the event of a termination of employment by us without “cause” or by the named executive officer for “Good Reason” during the two years following a change in control, the change in control agreements provide for a lump sum severance payment equal to the sum of (1) three times base salary plus current year target annual incentive, (2) a pro rata target annual incentive award for the year of termination, (3) the value of continued participation in benefit plans for 36 months and (4) the present value of providing an additional three years of service and age credit under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period determined by us. In the event that any payments become subject to the excise tax imposed under Internal Revenue Code Section 4999, the executive’s benefits will be cut back to the maximum amount payable without triggering such excise tax. However, in the event that such cut back equals 10% or more of the benefits provided the executive, we will provide a gross-up payment to the executive to cover all excise taxes and income and employment taxes triggered by such gross-up payment to put the executive in the same position as if no tax was imposed under Internal

Revenue Code Section 4999. The benefits under the change in control agreements are subject to the named executive officer signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees and customers for three years. For purposes of the change in control agreements, key terms are generally defined as follows:

•	“Change in Control” generally includes (i) the acquisition of 20% of the voting power of our common stock, (ii) a change in a majority of the members of our Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets or (iv) stockholder approval of a complete liquidation of USG;

•	“Cause” generally includes the executive’s (i) conviction of a crime in connection with the executive’s duties with USG, (ii) intentionally damaging our property or (iii) intentionally disclosing our confidential information; and

•	“Good Reason” generally includes (i) a material diminution in the executive’s duties and responsibilities, (ii) a reduction in the executive’s base salary, target incentive opportunities or benefits or (iii) a required relocation.

Other Benefit Protections

In addition to the vested benefits and severance protections discussed above, the named executive officers have other benefit protections that would be invoked upon certain termination events. As is the case for stock options and restricted stock units granted to all employees, these awards vest upon a change in control or upon a termination of employment due to death or disability. Similarly, upon a change in control, vesting of benefits due under the 2006 Corporate Performance Plan would be accelerated. Finally, the named executive officers participate in our Executive Death Benefit Plan which provides for death benefits, net of taxes, equal to three times the executive officer’s base salary in the event of termination due to death. Following retirement, the named executive officers are entitled to ongoing death benefits equal to one time base salary.

William C. Foote
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$4,599,000	—	$6,898,500
Annual Bonus Payable for Fiscal 2006	$1,696,538	$1,696,538	$1,696,538	1,696,538	$1,696,538	1,696,538
Stock Options	446,708	2,444,553	2,444,553	446,708	2,444,553	2,444,553
Restricted Stock Units	—	6,921,240	6,921,240	—	6,921,240	6,921,240
Corporate Performance Plan	—	—	—	—	1,068,323	1,068,323
Corporate Investment Plan	569,171	569,171	569,171	569,171	569,171	569,171
Pension Benefits	8,721,997	7,403,722	15,824,929	11,249,406	8,721,997	12,619,636
Retiree Medical Benefits	145,121	145,121	145,121	145,121	145,121	145,121
Welfare Benefit Continuation	—	—	—	16,085	—	33,920
Death Benefits	286,729	3,285,000	286,729	286,729	286,729	286,729
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$11,866,264	$22,465,345	$27,888,281	$19,008,758	$21,853,672	$32,683,731

James S. Metcalf
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,890,000	—	$2,835,000
Annual Bonus Payable for Fiscal 2006	$570,443	$570,443	$570,443	570,443	$570,443	570,443
Stock Options	—	499,677	499,677	—	499,677	499,677
Restricted Stock Units	—	1,731,680	1,731,680	—	1,731,680	1,731,680
Corporate Performance Plan	—	—	—	—	464,863	464,863
Corporate Investment Plan	393,486	393,486	393,486	393,486	393,486	393,486
Pension Benefits	2,020,320	3,262,995	6,808,833	2,218,891	2,020,320	2,318,215
Retiree Medical Benefits	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	—	36,027	—	72,055
Death Benefits	—	1,620,000	—	—	—	—
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$2,984,249	$8,078,281	$10,004,119	$5,108,847	$5,650,469	$8,885,419

Edward M. Bosowski
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,491,600	—	$2,237,400
Annual Bonus Payable for Fiscal 2006	$413,817	$413,817	$413,817	413,817	$413,817	413,817
Stock Options	—	399,569	399,569	—	399,569	399,569
Restricted Stock Units	—	1,386,440	1,386,440	—	1,386,440	1,386,440
Corporate Performance Plan	—	—	—	—	389,107	389,107
Corporate Investment Plan	693,690	693,690	693,690	693,690	693,690	693,690
Pension Benefits	3,675,638	3,776,993	7,800,789	4,315,273	3,675,638	4,908,755
Retiree Medical Benefits	165,257	165,257	165,257	165,257	165,257	165,257
Welfare Benefit Continuation	—	—	—	43,680	—	88,545
Death Benefits	103,779	1,356,000	103,779	103,779	103,779	103,779
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$5,052,181	$8,191,766	$10,963,341	$7,227,096	$7,227,297	$10,786,359

Richard H. Fleming
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,650,000	—	$2,475,000
Annual Bonus Payable for Fiscal 2006	$457,762	$457,762	$457,762	457,762	$457,762	457,762
Stock Options	766,910	1,166,479	1,166,479	766,910	1,166,479	1,166,479
Restricted Stock Units	—	1,386,440	1,386,440	—	1,386,440	1,386,440
Corporate Performance Plan	—	—	—	—	430,428	430,428
Corporate Investment Plan	41,934	341,934	341,934	341,934	341,934	341,934
Pension Benefits	8,800,392	4,407,350	9,010,402	9,946,570	8,800,392	10,415,786
Retiree Medical Benefits	142,766	142,766	142,766	142,766	142,766	142,766
Welfare Benefit Continuation	—	—	—	39,521	—	80,226
Death Benefits	156,165	1,500,000	156,165	156,165	156,165	156,165
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$10,665,929	$9,402,731	$12,661,948	$13,501,628	$12,882,366	$17,052,986

Stanley L. Ferguson
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,320,000	—	$1,980,000
Annual Bonus Payable for Fiscal 2006	$366,210	$366,210	$366,210	366,210	$366,210	366,210
Stock Options	—	299,461	299,461	—	299,461	299,461
Restricted Stock Units	—	1,035,720	1,035,720	—	1,035,720	1,035,720
Corporate Performance Plan	—	—	—	—	344,343	344,343
Corporate Investment Plan	421,135	421,135	421,135	421,135	421,135	421,135
Pension Benefits	2,301,887	2,143,816	4,385,827	2,957,352	2,301,887	3,369,832
Retiree Medical Benefits	133,675	133,675	133,675	133,675	133,675	133,675
Welfare Benefit Continuation	—	—	—	20,066	—	42,710
Death Benefits	172,432	1,200,000	172,432	172,432	172,432	172,432
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$3,395,339	$5,600,017	$6,814,460	$5,390,870	$5,074,863	$8,165,518

2006 DIRECTOR COMPENSATION TABLE

The 2006 Director Compensation Table below reflects the compensation we paid to our non-employee directors for 2006. Our director compensation program is described in the narrative following the table.

					Change in
					Pension Value
				Non-Equity	and Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)	($)	($)	Earnings ($)	($)	Total ($)
Robert L. Barnett	$120,800	$30,034	—	—	—	—	$150,834

Keith A. Brown	119,200	30,034	—	—	—	—	149,234

James C. Cotting	134,000	—	—	—	—	—	134,000

Lawrence M. Crutcher	163,600	—	—

W. Douglas Ford	150,000	—	—	—	—	—	150,000

David W. Fox	112,800	30,034	—	—	—	—	142,834

Valerie B. Jarrett	153,200	—	—	—	—	—	153,200

Steven F. Leer	102,400	30,034	—	—	—	—	132,434

Marvin E. Lesser	124,800	30,034	—	—	—	—	154,834

John B. Schwemm	147,600	—	—	—	—	—	147,600

Judith A. Sprieser	156,400	—	—	—	—	—	156,400

The Governance Committee is charged with annually reviewing and making recommendations to the Board of Directors regarding director compensation. In making its recommendations, the Governance Committee considers the significant time committed by our directors to the performance of their duties as directors, the high-level leadership experience and special competencies our directors contribute to USG and the director compensation practices of a peer group of companies. Mr. Foote, our Chairman and Chief Executive Officer, does not receive compensation from us for his service as a director. His compensation is shown in the “2006 Summary Compensation Table” on page 25 of this proxy statement.

In recent years, our compensation consultants have assisted the Governance Committee in its reviews of director compensation, including conducting total outside director analyses in 2005 and 2006 utilizing data for a comparator group of companies included in the Hewitt Total Compensation Measurement database. The 2006 analysis was used in connection with the revisions to the director compensation program described under “2007 Revisions to Director Compensation Program” below.

Cash Compensation

For 2006, we paid our non-employee directors a cash retainer of $60,000 in equal quarterly installments plus a fee of $1,600 for each Board or Board committee meeting attended. We also paid committee chairs an additional annual retainer of $8,000 for each committee chaired, paid in equal quarterly installments. We also compensated non-employee directors for assisting management in planning or preparing for Board and committee meetings and other Board-related matters, including director education activities and interviewing director candidates, at the rate of $1,600 per day and reimbursed them for the out-of-pocket expenses they incurred in connection with attending meetings and other activities.

Annual Grant

Pursuant to our Stock Compensation Program for Non-Employee Directors, commencing July 1, 2006 our non-employee directors became entitled to receive a lump sum annual cash grant of $30,000 (pro-rated for directors in office less than a year) or, at their election, and equivalent amount in shares of our common stock. Messrs. Barnett, Brown, Fox, Leer, and Lesser elected to receive their grant in shares and were issued 529 shares each based on the average of the high and low sales prices of a share of our common stock on July 3, 2006, the first trading day after July 1, 2006. These stock awards are reflected in the Stock Awards column in the 2006 Directors Compensation Table. The amount in that column reflects the FAS 123(R) value for the 529 shares received.

In prior years, our non-employee directors received an annual grant of 500 shares of our common stock (pro-rated for directors in office less than a year) on July 1 of each year. Directors were allowed to defer the annual stock grant in the form of deferred stock units that increase or decrease in value in direct proportion to the market value of our common stock and are paid in cash following termination of Board service. Directors were not permitted to defer the July 1, 2006 annual grant.

2007 Revisions to Director Compensation Program

Effective July 1, 2007, the Board of Directors has revised the compensation program for our non-employee directors. The principal elements of the revised program are:

•	An annual cash retainer of $80,000 payable in equal quarterly installments,

•	An additional annual cash retainer of $10,000 for committee chairs, for each committee chaired, also payable in equal quarterly installments,

•	A lump sum annual cash grant of $80,000 payable on July 1, 2007 and on December 31 of each subsequent year (pro-rated for directors in office for less than 12 months), or at the option of a director an equivalent amount in shares of our common stock,

•	No meeting, director education or similar fees,

•	Deferral of all or a part of the annual grant in the form of deferred stock units that will increase or decrease in value in direct proportion to the market value of our common stock and are paid in cash or shares of our common stock, at the director’s election, following termination of Board service,

•	Reimbursement for out-of-pocket expenses incurred in connection with attending meetings and other activities, and

•	As a guideline, non-employee directors will be expected to own shares of our common stock and deferred stock units with a value equal to at least three times the sum of the annual cash retainer and the lump sum annual cash grant within five years of becoming a director.

AUDIT COMMITTEE REPORT

The Audit Committee, which is comprised entirely of independent directors, has

•	reviewed and discussed our audited financial statements with management,

•	discussed with Deloitte & Touche LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended,

•	received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, discussed with Deloitte & Touche LLP its independence and considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence, and

•	based on the review and discussions referred to above, recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

This report is submitted by the members of the Audit Committee.

Robert L. Barnett, Chair
Keith A. Brown
Lawrence M. Crutcher
Marvin E. Lesser
John B. Schwemm
Judith A. Sprieser

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The following is a summary of the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates, or collectively “Deloitte,” for professional services rendered for the years ended December 31, 2006 and 2005:

Fee Category (thousands)	2006	2005

Audit Fees	$2,159	$1,863
Audit-Related Fees	1,225	409
Tax Fees	665	674
All Other Fees	4	—

Total Fees	$4,053	$2,946

Audit Fees:  Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees:  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence, consultations concerning financial accounting and reporting standards and bankruptcy-related services.

Tax Fees:  Consists of fees billed for professional services related to tax compliance and other tax services. Fees for tax compliance services, which included assistance regarding federal, state, international and real estate tax compliance, amounted to $567,000 in 2006 and $559,000 in 2005. Fees for other tax services, which primarily included tax audit support, international tax planning and preparation of expatriate tax returns for employees on international job assignments, amounted to $98,000 in 2006 and $115,000 in 2005.

All Other Fees:  Consists of subscription fees for Deloitte’s Accounting Research Tool.

The Audit Committee’s policy for approval of audit and non-audit services to be performed by our independent registered public accountants is attached as Annex A to this proxy statement.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accountants for 2007. The Audit Committee requests that stockholders ratify this appointment. Deloitte & Touche LLP has been examining our financial statements since 2002.

One or more representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions from stockholders, and they will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR the approval of Deloitte & Touche LLP as our independent registered public accountants for 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and greater than 10% owners file reports of beneficial ownership and changes in beneficial ownership of our common stock with the Securities and Exchange Commission. Based on a review of ownership reports filed with the Securities and Exchange Commission during 2006, we believe that all filing requirements under Section 16(a) were met by our directors and executive officers during that year.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

On June 25, 2001, USG and 10 of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. USG and those subsidiaries emerged from Chapter 11 on June 20, 2006. As a result, within the last five years, all of our executive officers have been associated with a corporation that filed a petition under the federal bankruptcy laws that remained contested and had not been finally approved.

ADDITIONAL INFORMATION

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone or other means with no additional compensation paid for those services. We have retained Georgeson Inc., an affiliate of Computershare Ltd., to assist in this solicitation for a fee of $6,000, plus reimbursement of reasonable out-of-pocket expenses.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, will be sent without charge to any stockholder upon written request addressed to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. The Annual Report on Form 10-K may also be accessed at the Securities and Exchange Commission website www.sec.gov or our website www.usg.com.

The Board does not know of any matter to be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on such matter in accordance with their best judgment on behalf of the stockholders they represent.

DEADLINE FOR STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the proxy statement for our next regularly scheduled annual meeting in May 2008 must be received by us no later than November 30, 2007. Any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission. Under our By-laws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled annual meeting of stockholders in May 2008, including nominations for election of director(s) other than the Board’s nominees, must be received no earlier than December 30, 2007 nor later than January 29, 2008, and must comply with the procedures outlined in our By-laws. The By-laws are accessible on our website www.usg.com. A copy of the By-laws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676.

By order of the Board of Directors,

Ellis A. Regenbogen
Corporate Secretary
March 30, 2007

Annex A

USG Corporation

Audit Committee Pre-Approval Policy

The Audit Committee has adopted the following guidelines regarding the engagement of an independent registered public accounting firm to perform audit and non-audit services for USG Corporation (the “Corporation”).

STATEMENT OF PRINCIPLES

In accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. The Audit Committee will periodically review and authorize policies and procedures, including pre-approval policies and procedures, for the Corporation to follow in engaging the independent auditors to provide services to the Corporation.

When the Corporation seeks to engage the independent auditors to provide services not pre-approved in the annual authorization, specific pre-approval of such services must be made by the Audit Committee or its Chair. Any pre-approval by the Chair must be presented to the Audit Committee at its next regularly scheduled meeting. The independent auditors are not authorized to provide any services that are prohibited by United States Securities and Exchange Commission (the “SEC”) regulation, or any other applicable law or regulation. Additionally, the independent auditors are not allowed to provide any service to the Corporation under a contingent fee arrangement.

AUDIT SERVICES

At its March meeting, the Audit Committee will review and approve the independent auditors’ plan for the year outlining the scope of audit services (including statutory audit engagements as required under local country laws) to be performed for the year, the proposed fees and the related engagement letter. During the remainder of the year, the Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, the Corporation’s structure or other matters.

Audit services include the annual audits of the Corporation’s internal controls and consolidated financial statements and quarterly reviews of the Corporation’s consolidated financial statements, all in accordance with generally accepted auditing standards. Audit services also include statutory audits of the Corporation’s subsidiaries as required by local country laws.

Audit services also may include services related to the issuance of comfort letters, consents, the review of registration statements filed with the SEC, and the review of, or consultation related to, non-ordinary transactions that may arise during the year. These other audit services may be approved from-time-to-time by the Audit Committee in the same manner as the pre-approval of non-audit services described below.

NON-AUDIT SERVICES

In cases where management believes that the Corporation’s independent auditors should be used for non-audit services, management will submit to the Audit Committee for approval annually at its November meeting, a detailed list of particular non-audit services that it recommends the Audit Committee engage the independent auditors to provide during the following calendar year, as well as detailed backup documentation to the extent necessary to inform the Audit Committee of each of the specific services proposed to be provided. Management and the independent auditors will each confirm to the Audit Committee that each non-audit service on the list is permissible under applicable legal requirements, including the SEC’s rules regarding auditor independence. In addition to the list of planned non-audit services, a related budget for expenditures for each non-audit service for the following calendar year will be provided. The budget for non-audit services will reflect the Corporation’s policy that fees for non-audit work related to tax planning and other services generally should not exceed the fees for audit, audit-related and tax compliance services.

The Audit Committee will evaluate the non-audit services recommended by management and assess whether the provision of such services is consistent with appropriate principles of auditor independence and such other factors that the Audit Committee considers relevant, including the principles that (1) the auditor cannot function in the role of management, (2) the auditor cannot audit his or her own work and (3) the auditor cannot serve in an advocacy role for the Corporation. Based on such evaluation, the Audit Committee will determine whether to approve each non-audit service and the budget for each approved service.

Management is responsible for monitoring the non-audit services provided and the level of related fees against the pre-approval authorization, and will report each actual service provided and a comparison of actual versus pre-approved fees for such service to the Audit Committee on a periodic basis and no less frequently than annually. The independent auditor also will monitor its actual services and fees against the pre-approval authorization and advise management if it is reasonably likely that the level of pre-approved fees for any particular service may need to be exceeded or if it believes that a requested service is not consistent with the pre-approval authorization of the Audit Committee. Any reasonably likely budget overrun, as well as any unresolved question regarding whether a requested service has been pre-approved, shall be reported to the Audit Committee, or its Chair, as promptly as is appropriate under the circumstances, and in any event, no later than the next regularly scheduled Audit Committee meeting.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved non-audit services and related fees. The Chair will report to the Audit Committee at its next meeting any approval so given.

Non-audit services include the following:

Audit-Related Services — These include assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditors. Audit-related services may include, among other things, assistance related to the internal control reporting requirements prescribed under Section 404 of the Sarbanes-Oxley Act of 2002, due diligence related to acquisitions, joint ventures and dispositions, attest services that are not required by statute and consultations concerning financial accounting and reporting matters not related to the current-year audit.

Tax Services — Tax services may include, but are not limited to, services such as international tax compliance services, property tax services, expatriate tax services, domestic and international tax planning and tax advice related to acquisitions, joint ventures and dispositions. The Audit Committee will normally not permit the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Other Services — The Audit Committee also may grant pre-approval to other permissible non-audit services in situations that it considers appropriate.

PROHIBITED NON-AUDIT SERVICES

Non-audit service categories that are prohibited, including those listed under Section 201 of the Sarbanes-Oxley Act of 2002 and Rule 2-01(c)(4) of Regulation S-X and further defined in the regulations, are identified below:

1.	Bookkeeping or Other Services Related to the Corporation’s Accounting Records or Financial Statements

2.	Financial Information Systems Design and Implementation

3.	Appraisal or Valuation Services, Fairness Opinion or Contribution-in-Kind Reports

4.	Actuarial Services

5.	Internal Audit Outsourcing Services

6.	Managerial Functions

7.	Human Resources

8.	Broker-Dealer, Investment Advisor or Investment Banking Services

9.	Legal Services

10.	Expert Services

11.	Services related to marketing, planning or opining in favor of the tax treatment of a confidential or “aggressive” transaction, including listed transactions

12.	Tax services to certain members of management who serve in financial reporting oversight roles at the audit client or to the immediate family members of such individuals

The foregoing list is subject to the SEC’s rules and relevant interpretive guidance concerning the precise definitions of these services and the potential applicability of exceptions to certain of the prohibitions.

Annual Meeting Admission Ticket

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2007.

Vote by Internet
•	Log on to the Internet and go to

www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — Your Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold

01 — Lawrence M. Crutcher	☐	☐

04 — Judith A. Sprieser	☐	☐

	For	Withhold

02 — William C. Foote	☐	☐

	For	Withhold	+

03 — Steven F. Leer	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP	☐	☐	☐
as independent registered public accountants for the year
ending December 31, 2007.

B Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Sign your name(s) EXACTLY as it or they appear ABOVE. If signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.

Annual Meeting of Stockholders
of USG Corporation
May 9, 2007, 9:00 a.m. Local Time
550 West Adams Street
Chicago, Illinois 60661
You must present this ticket (top portion only) to a USG representative to be admitted to the USG Corporation Annual Meeting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — USG Corporation

This proxy is solicited on behalf of the Board of Directors of USG Corporation for its Annual Meeting of Stockholders on May 9, 2007.
The undersigned hereby appoints William C. Foote and Ellis A. Regenbogen, and each or either of them, attorneys, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of stockholders of USG Corporation to be held at 550 West Adams Street, Chicago, Illinois on May 9, 2007, and at any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holder on all other matters properly coming before the meeting. If no direction is given, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors and FOR the ratification of the appointment of independent registered public accountants, except for any shares the undersigned holds in the USG Corporation Investment Plan, which will be voted according to the rules of that plan.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET.
(Continued and to be signed on reverse side.)